Exhibit 10.4

LEASE AGREEMENT

BUILDING:	60 BROAD STREET, NEW YORK, NEW YORK 10004

LANDLORD:	WELLS 60 BROAD STREET, LLC

TENANT:	SHUTTERSTOCK IMAGES LLC

TABLE OF CONTENTS

Section	Description

1.	Definitions and Basic Provisions
2.	Lease Grant
3.	Rent / Security Deposit
4.	Additional Rent
5.	Landlord’s Rights / Obligations
6.	HVAC
7.	Permitted Use / Prohibitions
8.	Repairs and Maintenance / Alterations / End of Lease
9.	Subletting and Assigning
10.	Indemnity
11.	Subordination / Mortgagee’s Right to Cure Landlord’s Defaults
12.	Rules and Regulations
13.	Access to Premises
14.	Condemnation
15.	Casualty
16.	Holding Over
17.	Taxes on Tenant’s Property
18.	Events of Default
19.	Remedies
20.	Attorneys’ Fees
21.	Security Interest
22.	Liens
23.	Waiver of Subrogation
24.	Tenant’s Insurance
25.	Brokerage
26.	Building Name
27.	Estoppel Certificates
28.	Notices
29.	Force Majeure
30.	Severability
31.	Amendments; Binding Effect
32.	Quiet Enjoyment
33.	Gender
34.	Joint and Several Liability
35.	Captions
36.	Exhibits and Attachments
37.	No Joint Venture
38.	Time of the Essence
39.	Evidence of Authority
40.	Governing Law
41.	Landlord’s Managing Agent
42.	Exculpation
43.	Covenants are Independent

ii

44.	Building Directory
45.	Hazardous Materials
46.	Effect of Conveyance
47.	Guaranty
48.	Waiver of Right of Redemption
49.	Waiver of Trial by Jury / Counterclaims
50.	Interpretation
51.	No Recordation of Lease
52.	Electricity
53.	Bankruptcy
54.	Tenant’s Work
55.	Cleaning / Security Service
56.	Incentive Programs
57.	Letter of Credit
58.	Entire Agreement

EXHIBIT “A”	Floor Plan
EXHIBIT “B”	Memorandum Confirming Term
EXHIBIT “C”	Rules and Regulations
EXHIBIT “D”	Special Provisions [if applicable]
EXHIBIT “E”	Work Letter [if applicable]
EXHIBIT “F”	Guaranty of Lease Obligations [if applicable]
EXHIBIT “G”	Cleaning Specifications
EXHIBIT “H”	Mold and Moisture Memorandum
EXHIBIT “I”	Intentionally Deleted
EXHIBIT “J”	Form of Letter of Credit

iii

LEASE AGREEMENT

This Lease Agreement (“Lease”) is entered into as of the 6th day of November, 2008 by and between WELLS 60 BROAD STREET, LLC (“Landlord” or “Owner”), c/o CRG Management, LLC, 744 Broad Street, 4th Floor, Newark, New Jersey 07102 and SHUTTERSTOCK IMAGES LLC (“Tenant”), a New York limited liability company, with offices at 60 Broad Street, 30th Floor, New York, New York 10004.

W I T N E S S E T H:

1.     Definitions and Basic Provisions. Certain definitions and basic provisions of this Lease are as follows:

1.1	Lease Date:	November 6, 2008

1.2	Tenant:	Shutterstock Images LLC

1.3	Tenant’s Address:	60 Broad Street
30th Floor
New York, New York 10004

	Contact:	Dennis Gallagher
	Telephone:	(646) 257-4756

1.4	Landlord:	Wells 60 Broad Street, LLC

1.5	Landlord’s Address:	c/o CRG Management, LLC
744 Broad Street
4th Floor
Newark, New Jersey 07102
Attn.: Arthur R. Stern

1.6     Premises: The entire rentable portion of the thirtieth (30th) floor (the “Premises” or “Demised Premises”) in the office building located at 60 Broad Street, New York, New York 10004 (the “Building”). The Building and the land upon which it is situated (the “Land”) are herein sometimes collectively called the “Project”.

1.7     Lease Term: The period commencing on December 1, 2008, subject to adjustment provided in the Lease (the “Commencement Date”), and expiring on November 30, 2013 (“Expiration Date”). If the Commencement Date is a date other than the first day of a month, the Lease Term shall consist of said number of months in addition to the remainder of the month in which the Commencement Date occurs.

1.8     Base Rent:

December 1, 2008 through	$648,804.00 per annum
November 30, 2009	$ 54,067.00 per month

December 1, 2009 through	$668,268.12 per annum
November 30, 2010	$ 55,689.01 per month

December 1, 2010 through	$688,316.16 per annum
November 30, 2011	$ 57,359.68 per month

December 1, 2011 through	$708,965.65 per annum
November 30, 2012	$ 59,080.47 per month

December 1, 2012 through	$730,234.62 per annum
November 30, 2013	$ 60,852.88 per month

1.9     Security Deposit: $365,117.28, in the form of cash or a letter of credit in accordance with Article 57 hereinafter;

1.10     Tenant’s Percentage: 1.27% (0.0127)

1.11     Permitted Use: Subject to the terms and conditions of this Lease, general and administrative offices for a subscription-based on-line photo agency.

1.12     Lease Year: If the Commencement Date is the first day of a month, the Lease Year shall be the period of twelve (12) months commencing on the Commencement Date and each successive twelve (12) month period commencing on the anniversary of the Commencement Date. If the Commencement Date is a date other than the first day of a month, the Lease Year shall be the period of twelve (12) months commencing on first day of the first full month following the Commencement Date and each successive twelve (12) month period commencing on the anniversary of said date, however, the first Lease Year of the Lease Term shall also include the remaining days of the month in which the Commencement Date occurs. During any Lease Year within the Lease Term that is less than twelve (12) full months, any amount to be paid for such period shall be prorated, based on the actual number of months and the actual number of days of any partial month assuming each month to have thirty (30) days.

1.13     Anything in this Lease to the contrary notwithstanding, provided there is no Event of Default (hereinafter defined) under the terms, covenants and conditions of this Lease, Tenant shall have the right to use and occupy the Demised Premises free of Base Rent (but Tenant shall pay Additional Rent [hereinafter defined] and any direct charges during the aforesaid free Base Rent period), for a period beginning with the Commencement Date through and including ninety (90) days thereafter, after which period the Base Rent payments shall commence (the “Rent Commencement Date”) in accordance with the terms of this Lease.

1.14     Supplementing Sections 1.7, 1.8, 1.13 and 2.2 hereinafter, in the event Landlord cannot deliver possession of the Premises to Tenant on or before the Commencement Date (except if caused by the acts or delays of Tenant), the dates set forth herein with respect to the Commencement Date, Rent Commencement Date and the Expiration Date shall be pushed back one (1) day for each day after the Commencement Date for which possession is not delivered to Tenant.

1.15     Tenant and Landlord acknowledge and agree that, in lieu of an operating escalation, a three percent (3%) annual increase of the Base Rent has been included in the Base Rent reserved hereunder.

2.     Lease Grant.

2.1     In consideration of the Rent (as hereinafter defined) to be paid and the other covenants and agreements to be performed by Tenant, Landlord does hereby lease, demise and let unto Tenant the Premises, shown on the floor plan attached hereto as Exhibit “A” and incorporated herein by reference, commencing on the Commencement Date and ending on the Expiration Date, unless sooner terminated as herein provided. Exhibit “A” sets forth the general layout of the Premises, but shall not be deemed a warranty, representation or agreement on the part of Landlord, that all or any part of the Premises is, will be, or will continue to be, configured as indicated thereon.

2.2     If this Lease is executed before the Premises become vacant, or otherwise available for occupancy, or if any tenant or occupant of the Premises holds over, and Landlord cannot acquire legal possession of the Premises prior to the Commencement Date, Landlord shall not be in default hereunder, and Tenant shall accept possession of the Premises when Landlord is able to tender the same, and such date shall be deemed to be the date Tenant shall have accepted the same as suitable for the purposes herein intended and to have acknowledged that the same comply with Landlord’s obligations. If Landlord does not deliver possession of the Premises to Tenant on or before December 15, 2008 (the “Outside Date”), then after Landlord’s receipt of written notice from Tenant to Landlord informing Landlord of such failure (the “Outside Date Notice”), Tenant shall receive one (1) day of free Base Rent for each day after the Outside Date that Landlord shall have failed to so deliver the Premises as required to Tenant, provided that (i) Tenant has complied with the terms and provisions of this Lease and (ii) Landlord’s failure to deliver the Premises by the Outside Date is not due to a Tenant delay or force majeure (in which case such Outside Date shall be extended one [1] day for each day of such Tenant delay or force majeure). In addition, if Landlord does not deliver possession of the Premises to Tenant on or before January 15, 2009 (the “Second Outside Date”), then after Landlord’s receipt of written notice from Tenant to Landlord informing Landlord of such failure (the “Second Outside Date Notice”), Tenant shall have the right to terminate this Lease on written notice to Landlord and have no further liability hereunder, provided that Landlord’s failure to deliver the Premises by the Second Outside Date is not due to a Tenant delay or force majeure (in which case such Outside Date shall be extended one [1] day for each day of such Tenant delay or force majeure).

2.3     In the event Section 1.7 herein does not set forth a date certain as the Commencement Date, then within ten (10) days after request by Landlord, Tenant shall give Landlord a document confirming the Commencement Date, certifying that Tenant has accepted delivery of the Premises and that the condition of the Premises complies with Landlord’s obligations hereunder. Such document shall be in substantially the form attached hereto as Exhibit “B” and such signed document shall be incorporated by reference into this Lease. The failure of Tenant to timely execute said document shall not affect the Commencement Date and Tenant shall, in such case, hereby appoint Landlord as Tenant’s agent and attorney-in-fact to execute for the sole purpose of executing such document, in which case a copy of the document shall be delivered to Tenant within five (5) business days after the execution of the same by Landlord on the behalf of Tenant.

2.4     Notwithstanding anything to the contrary contained in this Lease, until Tenant has delivered to Landlord a certificate(s) of insurance evidencing strict compliance with all of the insurance procurement requirements required under Section 24 herein, Landlord shall have no obligation to deliver keys to the Premises and Tenant shall not be entitled to access to the Premises, commence any work to the Premises or otherwise occupy the Premises for any reason, regardless of whether or not the Lease Term and/or Tenant’s obligation to pay Rent (hereinafter defined) has commenced.

2.5     No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the Building is leased hereunder, notwithstanding anything to the contrary contained in or indicated on any sketch, blueprint or floor plan, or anything contained elsewhere in this Lease. Landlord makes no representation as to the location of the property line of the Building. All vaults and vault space and all such areas not within the property line of the Building, if any, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Landlord shall not be subject to liability nor shall Tenant be entitled to any compensation or diminution or abatement of Rent, nor shall such relocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.

2.6     Intentionally Deleted.

2.7     No easement for light, air or view is granted, given or implied herein. Any diminution or obstruction of light, air or view by any structure which may be erected on lands adjacent to the Project shall not affect this Lease or impose any liability on Landlord. Tenant shall not acquire any right or easement for the use of any door or passageway in any portion of the Building or the Project, except the easement of necessity for ingress and egress, if any, in the doors and passageway(s) directly connecting with the Premises.

2.8     Tenant acknowledges that it has inspected and examined the Premises and is thoroughly familiar and satisfied with the condition and value thereof; that no representations or warranties have been made to Tenant and that Landlord is unwilling to make any representations and has held out no inducements to Tenant, except as specifically set forth herein. Tenant accepts the Premises in “as is” condition, and Landlord shall not be required to perform any work at the Building or in the Premises in order to effectuate delivery of possession of the Premises to Tenant, except that Landlord shall perform Landlord’s Work (as defined in Exhibit “E”), if any.

3.           Rent / Security Deposit.

3.1     Tenant agrees to pay to Landlord, in advance on or before the first day of each month, the Base Rent, subject to any adjustment as provided in this Lease, without deduction or set off, for each month of the entire Lease Term. The first monthly installment of Base Rent ($54,067.00) and the Security Deposit required under Section 1.9 ($365,117.28) shall be due and payable by Tenant to Landlord upon execution of this Lease and the monthly installments of Base Rent shall be due and payable without demand on or before the first day of each calendar month thereafter during the Lease Term. All sums other than Base Rent payable by Tenant hereunder shall constitute “Additional Rent” (as further defined in Section 4(A)(i)). Base Rent and Additional Rent shall be collectively referred to in this Lease as “Rent”. Rent for any period of less than a full month shall be prorated, based on one-thirtieth (1/30) of the current Rent for each day of the partial month this Lease is in effect.

3.2     Notwithstanding anything to the contrary contained in the Lease, Tenant shall deliver all Rent to the following address: Wells REIT - 60 Broad Street, P.O. Box 415147, Boston, MA 02241-5147.

3.3     If any installment of Rent (or any portion thereof) owed by Tenant to Landlord under this Lease is not received within ten (10) days after the due date thereof, without implying Landlord’s consent to such late payment, Tenant, to the extent permitted by law, shall pay, in addition to said installment of Rent, a late payment charge equal to two percent (2%) per month of such installment of the Rent. Said late payment charge shall constitute liquidated damages and shall be for the purpose of reimbursing Landlord for additional costs and expenses which Landlord expects to incur in connection with the handling and processing of late installment payments of Rent owed by Tenant to Landlord hereunder. If there is such a late payment by

Tenant, the damages resulting to Landlord will be difficult to ascertain precisely, and the foregoing late charge constitutes a reasonable and good faith estimate by the parties of the extent of such damages and does not constitute interest. Notwithstanding the foregoing, such late charges shall not apply to any sums that may have been advanced by Landlord to or for the benefit of Tenant pursuant to this Lease.

3.4         A.     The Security Deposit, if any, shall be held by Landlord as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease. Such Security Deposit shall not be considered an advance payment of Rent or a measure of Landlord’s damages in a default by Tenant. Upon any Event of Default (as hereinafter defined) by Tenant, Landlord may (but shall not be obligated to), without prejudice to any other remedy and without any further notice to Tenant, use the Security Deposit to the extent necessary to fund any arrearage of Rent and any other damage, injury, expense or liability caused to Landlord by such Event of Default. Following such application of the Security Deposit, Tenant shall pay to Landlord, within five (5) days of Landlord’s written demand, the amount so applied to restore the Security Deposit to its original amount (failure to restore such Security Deposit shall be a further Event of Default). If there is not then an Event of Default, any remaining balance of the Security Deposit shall be returned by Landlord to Tenant upon termination of this Lease. If Landlord transfers its interest in the Premises during the Lease Term, Landlord may assign the Security Deposit to the transferee and, provided the transferee acknowledges receipt of same, thereafter shall have no further liability for the return of the Security Deposit.

B.     Notwithstanding anything to the contrary contained in this Lease, provided that (a) this Lease is in full force and effect and Tenant shall not have been in an Event of Default of this Lease at any time, (b) Tenant shall have made all payments of Base Rent and Additional Rent payable under this Lease in a timely manner, (c) the Security Deposit has not already been reduced and (d) Tenant provides Landlord with a written request not more than thirty (30) business days prior to the end of the first (1st) Lease Year, Landlord shall return $121,705.76 of the Security Deposit to Tenant, reducing it from $365,117.28 to $243,411.52 as of the beginning of the second (2nd) Lease Year of the Lease Term.

3.5     All Rent due hereunder that is not received following the expiration of any notice and cure period required under this Lease, or as otherwise set forth in this Lease, shall bear interest from the due date until paid in full at a rate equal to the lesser of: (a) eighteen percent (18%) per annum or (b) the maximum legal rate allowable by law (the “Default Rate”). If more than the maximum legal rate of interest should ever be collected with regard to any sum due hereunder, said excess amount shall be credited against future payment(s) of Rent due and accruing thereafter. If no such further Rent accrues hereunder, said excess sums shall be promptly refunded by Landlord to Tenant upon demand by Tenant.

3.6     No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction. Landlord may accept such check of payment without prejudice to Landlord’s right to recover the balance or to pursue any other remedy. If any check delivered to Landlord by Tenant in payment of Rent is not honored by the financial institution upon which such check was drawn and is returned to Landlord for any reason whatsoever, Landlord may impose, as Additional Rent, a returned check service charge of $75.00 each time a check is not honored and returned to Landlord. Such returned check service charge shall be in addition to and not in lieu of any late payment charge assessed pursuant the Section 3.3 above. If any two (2) checks delivered to Landlord by Tenant during a Lease Year in payment of Rent are not honored by the financial institution upon which such checks were drawn are returned to Landlord for any reason whatsoever (except if due solely to an error by the financial institution upon which the checks were drawn), Landlord may require, upon written notice to Tenant, that any and all subsequent payments of Rent be made by either cash, money order or cashier’s check for the balance of the Lease Term. If Tenant is in arrears in the payment of Base Rent or Additional Rent, Tenant waives its right, if any, to designate the items in arrears against which any payments made by Tenant are to be credited and Landlord may apply any of such payments to any such items in arrears as Landlord, in its sole discretion, shall determine, irrespective of any designation or request by Tenant as to the items against which any such payments shall be credited.

3.7     Any late charge and/or interest assessed pursuant to Section 3.3 and Section 3.5, respectively, if not previously paid, shall be added to and become part of the next succeeding payment of Rent to be made hereunder and shall be deemed to constitute Additional Rent.

3.8     If Rent or any portion thereof shall be or become uncollectible by virtue of any law, governmental order or regulation, or direction of any public officer or body, Tenant shall enter into such agreement or agreements and take such other action (without additional expense to Tenant) as Landlord may reasonably request, as may be legally permissible, to permit Landlord to collect the maximum Rent from time to time during the continuance of such legal rent restriction as may be legally permissible, but not in excess of the amounts of Rent payable under this Lease. Upon the termination of such legal rent restriction, (a) the Base Rent and Additional Rent, after such termination, shall become payable under this Lease in the amounts set forth in this Lease for the period following such termination; and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the Rent which would have been paid pursuant to this Lease, but for such rent restriction, less (ii) the Rent paid by Tenant to Landlord during the period that such rent restriction was in effect.

4.           Additional Rent.

A.         The terms defined below shall for the purposes of this Lease have the meanings herein specified:

(i)      “Additional Rent”: All payments payable under this Lease (however denominated) by the Tenant to the Landlord other than Base Rent (including, but not limited to, amounts due under this Section 4 and Section 52 of this Lease). The failure to pay any Additional Rent shall give rise to the same right and remedies reserved to the Landlord under this Lease, at law or in equity as if such nonpayment were of Base Rent reserved hereunder.

(ii)      “Taxes”: All real estate taxes, sewer rents, water frontage charges, and assessments, special or otherwise (including but not limited to any improvement district charges or business improvement district fees), payable to the City of New York, New York or any other taxing authority with respect to the Project, and all taxes payable with respect to the rentals payable hereunder other than general income and gross receipts taxes (except that general income and gross receipts taxes shall be included if covered by the provisions of the following sentence). Taxes shall also include any taxes, charges or assessments payable to any taxing authority in whole or in part in lieu of the present method of real estate taxation, provided such substitute taxes, charges and assessments are computed as if the Building were the sole property of the Landlord subject to said substitute tax, charge or assessment. With respect to any Comparison Year (hereinafter defined), all expenses, including reasonable legal fees, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes or in attempting to prevent an increase in Taxes, may be considered as part of the Taxes for such Tax Year. Tenant shall not have the right to bring tax certiorari proceedings or other proceedings contesting the amount or validity of any Taxes. Notwithstanding anything to the contrary contained in the Lease, Taxes shall not include any general corporation, unincorporated business, succession, gains or transfer tax levied on Landlord.

(iii)      “Base Tax Year”: The fiscal year commencing July 1, 2008 and ending June 30, 2009.

(iv)      “Base Taxes”: The Taxes actually paid with respect to the Base Tax Year.

(v)      “Tax Year”: Each twelve (12) month period commencing July 1st during the Lease Term.

(vi)      “Tenant’s Percentage”: As defined in Section 1.10.

(vii) - (xii) Intentionally deleted.

(xiii)      “Comparison Year” shall mean, with respect to Taxes, any Tax Year subsequent to the Base Tax Year, for any part or all of which there is Additional Rent payable in addition to the Base Rent provided for hereunder.

(xiv)      The term “Landlord’s Statement” shall mean an instrument or instruments prepared by Landlord comparing Taxes for the Base Tax Year with Taxes for the Comparison Year in question, and setting forth the Additional Rent due from Tenant for such Comparison Year pursuant to the provisions of this Section 4.

B.          (i)      If Taxes payable for any Comparison Year shall exceed the Base Taxes, Tenant shall pay as Additional Rent for such Comparison Year, an amount equal to Tenant’s Percentage of the amount of such excess. If the amount of Taxes payable during the Base Tax Year is reduced by final determination of legal proceedings, settlement or otherwise, the reduced amount of such Base Taxes shall thereafter be used to determine the amount of the increase in the Additional Rent pursuant to this Section 4. In addition, the Additional Rent theretofore paid or payable under this Section 4 shall be recomputed on the basis of such reduction and the Tenant shall pay to Landlord as Additional Rent within twenty (20) days after being billed therefore, any deficiency between the amount of the increase in the Additional Rent theretofore computed and the amount thereof due as a result of such recomputation.

(ii)      Provided that Tenant is not then in monetary default or material nonmonetary default of any terms, conditions or covenants of this Lease, that Tenant is not in stipulation of settlement with Landlord, and further provided that Tenant has paid its Tenant’s Percentage of the increase in Taxes for which a refund has been awarded to Landlord, if Landlord shall receive a refund of Taxes for any Comparison Year with respect to which Tenant paid Additional Rent by reason of an increase in Taxes, Landlord shall set forth in the first Landlord’s Statement thereafter submitted to Tenant the amount of such refund and the amount of the legal fees and other expenses incurred in connection with the collection of the refund, Tenant shall receive a credit against the installment or installments of Additional Rent allocable to Taxes next falling due equal to Tenant’s Percentage of the amount by which the refund exceeds said fees and expenses, but in no event shall the credit exceed the amount of Additional Rent paid by Tenant in respect to Taxes for said Comparison Year.

C.          Intentionally Deleted.

D.          (i)      At any time during or after any Comparison Year, Landlord may render to Tenant a Landlord’s Statement(s) showing a comparison of the Taxes payable for the Comparison Year with the Base Taxes and the amount payable as Additional Rent resulting from each of such comparisons. Landlord’s failure to render a Landlord’s Statement during or with respect to any Comparison Year shall not eliminate or reduce Tenant’s obligation to pay Additional Rent pursuant to this Section 4 for such Comparison Year, nor prejudice Landlord’s right to render a Landlord’s Statement during or with respect to any subsequent Comparison Year.

(ii)           With respect to a Landlord’s Statement showing Additional Rent due as a result of increased Taxes in a Comparison Year over Base Taxes, Tenant shall pay to Landlord the full amount of such increase within thirty (30) days after the rendition of such Landlord’s Statement.

(iii)          Notwithstanding Section 4(D)(i) and Section 4(D)(ii) above, Landlord may require, in its sole discretion, the payment of any increases in Taxes in a Comparison Year over Base Taxes to be estimated, in advance, and be due and payable as Additional Rent by Tenant in equal monthly installments, in advance on the first day of each month during such Comparison Year. In connection therewith, Landlord shall make a good faith estimate of the Additional Rent to be due by Tenant or, alternatively, may continue to bill Tenant based upon the monthly payments made by Tenant in the previous Comparison Year. From time to time during such Comparison Year, Landlord may re-estimate the Additional Rent to be due by Tenant for that Comparison Year and deliver a copy of the re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of such Comparison Year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Following the end of such Comparison Year and issuance by Landlord of a Landlord’s Statement for such Comparison Year, Tenant shall, within thirty (30) days thereafter, pay to Landlord an amount equal to the amount of any underpayment of Tenant’s Percentage of Taxes for such Comparison Year and, in the event of an overpayment, Landlord will credit Tenant the amount of Tenant’s overpayment against subsequent payments of Taxes under this Section or refund such amount to Tenant if no such further Rent is to be due.

E.            The expiration or termination of this Lease during any Comparison Year for any part or all of which there is Additional Rent payable by Tenant under this Section 4 shall not affect the rights or obligations of the parties hereto respecting such Additional Rent and any Landlord’s Statement relating to such increase may, on a pro rata basis, be sent to Tenant subsequent to, and all such rights and obligations shall survive, and be prorated as of, any such expiration or termination. Any payments due under such Landlord’s Statement shall be payable within twenty (20) days after such statement is sent to Tenant. If Landlord fails to provide a Landlord’s Statement within three (3) years after the end of any Comparison Year, Landlord shall be foreclosed from billing Tenant for any Additional Rent relating thereto thereafter; however this should not preclude Landlord from giving Tenant a revised Landlord Statement at any time subsequent to the date that Landlord has already provided a Landlord Statement to Tenant, provided that Landlord shall be foreclosed from billing Tenant for any Additional Rent relating thereto thereafter if such Landlord Statement is delivered more than three (3) years after the end of any Comparison Year.

F.             Within sixty (60) days of its receipt of the Landlord’s Statement, Tenant at its sole cost and expense shall have the right to review (or have its accountant review) in Landlord’s offices and during Landlord’s normal business hours the items in support of the calculations within the Landlord’s Statement. If within such sixty (60) day period, Tenant does not give written notice stating in detail reasonable objections to such calculations, Tenant shall be deemed to have given approval of such calculations. Failure to pay such Additional Rent, when due, whether or not under protest, within said sixty (60) day period, shall constitute an Event of Default hereunder.

G.            Any Landlord Statement given by Landlord pursuant to this Section 4 shall be binding upon Tenant unless, within sixty (60) days after its receipt of such notice, Tenant notifies Landlord of its disagreement therewith, specifying the portion thereof with which Tenant disagrees. Pending resolution of such dispute, Tenant shall, without prejudice to its rights, pay all amounts determined by Landlord to be due, subject to prompt refund by Landlord (without interest) upon any contrary determination.

5.             Landlord’s Obligations.

5.1          Subject to the limitations hereinafter set forth, Landlord shall furnish Tenant while occupying the Premises and while Tenant is not in default under this Lease, facilities to provide (a) water at those points of supply provided for general use of tenants of the Building; (b) heat and air conditioning in season from 8:00 a.m. to 6:00 p.m. Monday through Friday, except for holidays (“Regular Business Hours”), at temperatures and amounts reasonably considered by Landlord to be standard for normal office, such service at night and on Saturday afternoons, Sundays and holidays to be furnished only at the written request of Tenant; and (c) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may limit the number of elevators to be in operation at times other than during Regular Business Hours for the Building and on holidays. If Tenant’s use of water exceeds ordinary quantities or if Tenant uses water for any other purpose, at Landlord’s option, Landlord may, at Tenant’s cost and expense, install or cause to be installed and thereafter maintain, repair and replace (if necessary) hot and cold water meters for the purpose of measuring such consumption. All water consumed by Tenant at the Demised Premises, as measured by the water meter, if required hereunder, measuring consumption of water at the Demised Premises, together with all sewer rents applicable thereto, shall be paid for by the Tenant directly to the municipal authority or utility providing same (or to Landlord, at Landlord’s sole option). Any actual charge Landlord incurs for the reading of said meters shall be paid by Tenant to Landlord, as Additional Rent, plus a ten percent (10%) charge for Landlord’s administrative costs related thereto. If Tenant desires services specified in this Section 5.1 at any time other than during Regular Business Hours, such service shall be supplied to Tenant only at the request of Tenant delivered to Landlord before 3:00 p.m. on the date which is two (2) business days preceding such extra usage. Tenant shall pay to Landlord, as Additional Rent, the Landlord’s customary charges for such service upon receipt of a bill thereafter. As of the date hereof, the charge for heat and air conditioning to the Premises at any time other than during Regular Business Hours is $490.00 per hour, which charge is subject to increase from time to time by Landlord without notice and subject to (i) a one (1) hour minimum on weekdays [provided that if such requested service is not continuous with the Regular Business Hours, then there shall be a four (4) hour minimum charge] and (ii) a four (4) hour minimum on Saturdays, Sundays and holidays.

5.2          Landlord agrees to maintain the public and common areas (the “Common Facilities” or “Common Areas”) of the Building, such as lobbies, stairs, corridors and rest rooms and other areas designated for public use, as constituted from time to time, in reasonably good order and condition, except for damage caused by Tenant, or its employees, agents or invitees. Subject to Landlord’s rights under this Lease and the rules and regulations set forth in Exhibit “C”, Tenant, its principals, employees and customers (for purposes of this Section 5.2, collectively the “Tenant”) shall have the non-exclusive right to use the Common Areas, in common with Landlord, other tenants of the Building and other persons entitled to use the same. Tenant shall not interfere with the rights of other persons to use the Common Areas. Landlord may temporarily close parts of the Common Areas for such periods of time as may be necessary for (i) temporary use as a work area in connection with the construction of improvements within the Building or contiguous property, (ii) repairs or alterations in or to the Common Areas or to any utility type facilities, (iii) preventing the public from obtaining prescriptive rights in or to the Common Areas, (iv) security reasons, or (v) doing and performing such other acts as in the use of reasonable business judgment Landlord shall determine to be appropriate for the Building; provided, however, that Landlord shall use reasonable efforts not to materially interfere with or disrupt Tenant’s business (but in no event shall Landlord be required to incur overtime charges). In addition, Landlord may at any time remodel or alter the Building, or change the location of any entrance thereto, sidewalks, passageways or any other portion thereof not occupied by Tenant (including the Common Areas), and the same shall not constitute a constructive, actual, total or partial eviction. In connection therewith, Landlord shall use reasonable efforts not to materially interfere with or disrupt Tenant’s business or Tenant’s reasonable access to the Premises (but in no event shall Landlord be required to incur overtime charges).

5.3          For each supplemental HVAC unit, if any, servicing the Premises, Tenant shall pay Landlord as Additional Rent for condenser water the then Building-standard annual usage charge (which is currently $650.00 per ton per annum, subject to increase), said payment to be payable on an annual basis by Tenant within ten (10) days after written demand thereof. Tenant shall also pay Landlord as Additional Rent in connection therewith the then Building-standard one-time tap-in fee (which is currently $5,000.00 per connection, subject to increase). The above charges are subject to increase from time to time during the term of this Lease in direct proportion to increase(s) in costs incurred by Landlord attributable thereto. Upon receipt of the aforementioned tap-in fee, Landlord shall tap into the condenser water service system of the Building’s condenser water service system.

5.4          Failure to any extent to make available, or any slow-down, stoppage or interruption of the services set forth in Section 5.1 or Section 5.5 hereinafter resulting from any cause (including, but not limited to, Landlord’s compliance with [a] any voluntary or similar governmental or business guideline now or hereafter published or [b] any requirements now or hereafter established by any governmental agency, board or bureau having jurisdiction over the operation and maintenance of the Building) shall not render Landlord liable for damages to person, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. If any equipment or machinery furnished by Landlord breaks down or for any cause ceases to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages for any interruptions in service occasioned thereby or resulting therefrom.

5.5          Tenant shall take good care of and keep the Premises clean, however, Landlord shall provide basic janitorial services to and rubbish removal from the Demised Premises in accordance with standard Building practice (which current practice is outlined in Exhibit “G” attached to this Lease).

5.6          Landlord reserves the right to stop the service of the heating, air conditioning, ventilating, elevator, plumbing, electrical, communications or other mechanical systems or facilities in the Building when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements, which, in the reasonable judgment of Landlord are desirable or necessary, until said repairs, alterations, replacements or improvements shall have been completed. The exercise of such right by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. Landlord shall employ reasonable diligence in attempting to restore the operation of any such systems or facilities without any obligation, however, to employ labor at overtime or other premium pay rates.

5.7          If an excavation shall be made upon land adjacent to the Project, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation license to enter the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundation without any claim for damages or indemnity against Landlord, or diminution or abatement of Rent. In connection therewith, Landlord shall use reasonable efforts not to unduly interfere with or disrupt Tenant’s business (but in no event shall Landlord be required to incur overtime charges).

5.8          Tenant shall replace, at its sole cost and expense, any glass damaged or broken from any cause whatsoever in and about the Premises. If Tenant fails to do so within five (5) business days after written notice from Landlord, then Landlord, at its option, may replace such damaged or broken glass at Tenant’s sole cost and expense and bills therefor shall be due from and payable by Tenant, and the amount thereof shall be deemed to be, and paid as, Additional Rent.

5.9          Notwithstanding anything to the contrary contained in this Article, if (i) there shall be an interruption or suspension of any of the Building’s services, causing an interruption of the conduct of Tenant’s business in the Demised Premises, as a result of the performance by Landlord of its repair obligations under this Lease (an “Interruption”), (ii) such Interruption shall continue for at least twenty (20) consecutive business days following receipt by Landlord of written notice from Tenant describing such Interruption, (iii) such Interruption shall materially impair the operation of Tenant’s business in the Demised Premises, render the Demised Premises inaccessible or untenantable and, in each event, cause Tenant not to use the Demised Premises for the conduct of Tenant’s business, (iv) such Interruption shall not have been caused, by reason of the failure on the part of any public utility company servicing the Building to provide such applicable service and (v) such Interruption shall not have been caused, in whole or in part, by reason of (a) an event which is covered under any article of this Lease relating to casualty or condemnation, (b) an act or omission on the part of Tenant in default or violation of this Lease or Tenant’s obligations hereunder or (c) the negligence of Tenant or Tenant’s agents, servants, employees, contractors or visitors (with respect to visitors, when in the Demised Premises) (an Interruption that satisfies all of the foregoing conditions, a “Material Interruption”), then, as Tenant’s sole remedy in connection with such Material Interruption, Tenant shall be entitled to a fair diminution of Base Rent for the period which shall begin on the twenty-first (21st) consecutive business day of such Material Interruption and which shall end on the earlier of (x) the day following the day on which such Material Interruption shall cease or (y) Tenant shall recommence the use of the Demised Premises for the conduct of Tenant’s business.

6.             HVAC.  Tenant, at its sole cost and expense, shall maintain and repair any ventilation, heating and air-conditioning unit(s)/system(s) in the Demised Premises, as to keep same in working order throughout the Lease Term. Further, Tenant shall procure, in a prompt and diligent manner at its sole cost and expense, a service contract for any unit/system installed in the Premises by Tenant or Landlord, and supply a copy of same to Landlord and its managing agent. In addition, Tenant acknowledges and agrees that all unit(s)/system(s) within the Premises (whether now existing or hereinafter installed by either party) are the property of Landlord, and shall remain at the Demised Premises upon the expiration or earlier termination of this Lease. Tenant must leave any unit(s)/system(s) within the Premises in good working order and condition.

7.             Permitted Use / Prohibitions.  Tenant shall use the Premises only for the Permitted Use. Tenant will not occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose other than the Permitted Use, in violation of any term or provision of this Lease or for any use or purpose which is unlawful in part or in whole or deemed to be disreputable in any manner, nor permit anything to be done which will in any way increase the rate of insurance on the Building. Tenant will conduct its business and control its agents, employees and invitees to not create any nuisance, nor interfere with, annoy or disturb other tenants or Landlord in the management of the Building. Tenant will maintain the Premises in a clean, healthful and safe condition and will comply with all laws, orders, rules, regulations and ordinances of all federal, state or local governmental or quasi-governmental entity or authority, agency, municipality or other bodies having jurisdiction thereof. Tenant agrees that Tenant will not bring or permit any obscene or pornographic material (defined for the purposes hereof as any written or pictorial matter with prurient appeal or any objects or instrument that are primarily concerned with lewd or prurient sexual activity) into the Premises or any part of the Project, and shall not permit or conduct any obscene, nude, or semi-nude live performances in the Premises or any portion of the Project, nor permit use of the Premises for nude modeling, rap sessions, as a sex club of any sort or as a massage parlor. It is further understood that the Premises may not be used for residential purposes and that sleeping overnight in the Premises, cooking (except by way of microwave oven or toaster oven) or other such housekeeping functions are not permitted.

Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot which such floor was designated to carry or which is allowed by law; Landlord hereby reserving the right to prescribe the weight and position of all safes or other unusually heavy equipment which must be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed in settings sufficient in Landlord’s reasonable judgment to absorb and prevent transmission of vibration, noise and annoyance. Tenant shall not create any excessive noise or vibration levels which shall interfere with the quiet enjoyment of the other tenants/licensees occupying other portions of the Project. Tenant agrees to promptly notify Landlord, in writing, of all noise complaints or summons that it receives and to submit a proposal reasonably satisfactory to Landlord as to how to handle same and assure that such complaints shall not recur. In addition to any other right or remedy Landlord has under this Lease, in the event that any legal action is brought against Landlord by any municipal authority having jurisdiction, arising out of noise emanating from the Premises, Tenant shall pay Landlord, upon demand, all of the reasonable attorney’s fees and disbursements incurred by Landlord in defending such action.

Notwithstanding the foregoing, Tenant agrees that it and anyone holding through Tenant (including any sublessee/assignee) may not use the Premises or a portion thereof for any of the following designated uses nor for any other use which is substantially similar to any one of the following designated uses: (i) federal, state or local governmental division, department or agency which generates heavy public traffic, including, without limitation, court, social security offices, labor department office, drug enforcement agency, motor vehicle agency, postal service, military recruitment office; (ii) union or labor organization; (iii) office for the practice of medicine, dentistry or the rendering of other health related services; (iv) chemical or pharmaceutical company provided; however, that the subletting or assignment to such a company which will use the Premises only for executive, general and sales offices and waive the right to conduct any research and development shall not be prohibited; (v) insurance claims office, including, but not limited to, unemployment insurance or worker’s compensation insurance; and (vi) brokerage firm.

If, at any time, Tenant violates any of the provisions of this Section 7, such violation shall be deemed an Event of Default following a five (5) day written notice and cure period. A violation of any of the terms of this provision shall give to the Landlord the right to restrain the same by injunctive relief and/or exercise any of Landlord’s remedies provided for in this Lease. This Section 7 shall directly bind any successors in interest to the Tenant.

8.             Repairs and Maintenance / Alterations / End of Lease Term.

8.1          Tenant will not deface or injure the Building, and will pay the cost of repairing any damage or injury done to the Building or any part thereof by Tenant or Tenant’s agents, employees or invitees. Tenant shall take good care of the Premises and keep them free from waste and nuisance of any kind. Tenant shall (i) keep the Premises in good condition, (ii) keep all fixtures installed by Tenant in good condition and (iii) make all necessary non-structural repairs, except those caused by fire, casualty or acts of nature covered by Landlord’s insurance policy (except as otherwise provided for in Section 15 of this Lease) covering the Building. The performance by Tenant of its obligations to maintain the Premises and make repairs shall be conducted only by contractors and subcontractors consented to by Landlord and Tenant shall procure and maintain and shall cause such contractors and subcontractors engaged by or on behalf of Tenant to procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord requires in connection with such maintenance and repair.

8.2          If Tenant fails to make the repairs described in Section 8.1 of this Lease within ten (10) days after the occurrence of the damage or injury (or a shorter time period in the event of any emergency, as determined by Landlord using reasonable judgment), Landlord may at its option make such repair, and Tenant shall, upon demand therefor, pay Landlord for the cost thereof (such cost being deemed Additional

Rent).

8.3          The performance of any alterations, physical additions or improvements to the Premises by Tenant shall be governed by the terms of Section 54 hereinafter and Exhibit “E”. Except as otherwise expressly set forth in this Lease, Tenant will not make or allow to be made any alterations or physical additions in or to the Premises without the prior written consent of Landlord. All alterations, additions or improvements (whether temporary or permanent in character) made in or upon the Premises by Landlord or Tenant shall be Landlord’s property on termination or expiration of this Lease and shall remain on the Premises without compensation to Tenant, provided that Landlord, at its option, may by notice to Tenant, require Tenant to remove any such alterations, additions or improvements at Tenant’s cost and restore the Premises to the condition as of the Commencement Date, normal wear and tear excepted. All furniture, movable trade fixtures and equipment (or any other items) installed by Tenant shall be removed by Tenant at the expiration or earlier termination of this Lease. If such furniture, moveable trade fixtures and equipment are not removed by Tenant at the expiration or earlier termination of this Lease, such items shall be considered abandoned by Tenant and shall, at Landlord’s option, become property of Landlord or may be removed by Landlord at Tenant’s sole cost and expense. All such removals and restoration shall be accomplished in a good workmanlike manner so as not to damage the Premises or the Building, (including, without limitation, the structure of the Building or the plumbing, electrical or other utilities therein).

8.4          Tenant may contract separately with providers of telecommunications or cellular products, systems or services for the Premises. Even though such products, systems or services may be installed or provided by such providers in the Building, in consideration for Landlord’s permitting such providers to provide such services to Tenant, Tenant agrees that Landlord and the Landlord Indemnities (defined below) shall in no event be liable to Tenant, its employees, agents, principals and affiliates for any damages of any nature whatsoever arising out of or relating to the products, systems or services provided by such providers (or any failure, interruption, defect in or loss of the same) or any acts or omissions of such providers in connection with the same or any interference in Tenant’s business caused thereby. Tenant waives and releases all rights and remedies against Landlord and the Landlord Indemnities that are inconsistent with the foregoing. “Landlord Indemnities” shall be deemed to include, but not be limited to, the Landlord’s employees, agents, affiliates and mortgagees.

8.5          Tenant, at its own cost and expense, shall install and maintain all equipment and appliances as may be required by, and otherwise fully comply with, all applicable governmental codes and regulations (including, but not limited to, those imposed by the fire department, state board of fire underwriters or any fire insurance rating organization) and as required by Landlord’s insurers, including but not limited to, fire alarm, smoke alarm, fire extinguisher appliances and systems, except that nothing contained herein shall require Tenant to make structural changes to the Demised Premises, unless such changes are required as a result of Tenant’s use or manner of use of the Demised Premises or any Tenant’s Work (as defined in Section 54 hereinafter) or Tenant’s acts or negligence.

8.6          Upon the Expiration Date or earlier termination of this Lease, in addition to all other specific obligations of Tenant under this Lease regarding repairs and restorations, and subject to the terms contained in this Section 8, Tenant shall quit and surrender the Premises to Landlord broom clean and in good order, condition and repair (except for reasonable wear and tear, casualty and event of force majeure) and shall deliver to Landlord all keys to the Premises. If Tenant does not deliver the Premises to Landlord as provided for in this Lease, without prejudice to any other remedy, Tenant specifically agrees that Landlord, without notice to Tenant, may render the Premises in the condition required hereunder and deduct the costs therefor from the Security Deposit (if any). In the event that there is no Security Deposit or if there is insufficient Security Deposit to cover Landlord’s costs, Tenant shall pay Landlord for said costs promptly upon receipt of an invoice or Landlord’s request therefor. This provision shall survive the expiration or earlier termination of this Lease.

9.             Subletting and Assigning.

9.1          A.            If Tenant shall desire to assign this Lease or to sublet the Demised Premises in whole or in part, Tenant shall submit to Landlord a written request for Landlord’s consent to such assignment or subletting (“Tenant’s Proposal”), which Tenant’s Proposal shall contain or be accompanied by the following information: (i) the name and address of the proposed assignee or subtenant; (ii) a description identifying the space to be assigned or sublet; (iii) the terms and conditions (financial and otherwise) of the proposed assignment or subletting; (iv) the nature and character of the business of the proposed assignee or subtenant and of its proposed use of the Demised Premises; and (v) current financial information and any other information as Landlord may reasonably request with respect to the proposed assignee or subtenant and the proposed assignment or subletting. Landlord shall have the option, to be exercised by notice given to Tenant within thirty (30) days after the later of (a) receipt of Tenant’s Proposal for consent or (b) receipt of such further information as Landlord may reasonably request pursuant to clause (v) above to require a surrender of the Demised Premises or the portion thereto involved as of a date to be specified in said notice (the “Termination Date”) which shall not be earlier than one day before the effective date of the proposed assignment or subletting or later than sixty-one (61) days after said effective date, in which event Tenant shall vacate and surrender the Demised Premises or the portion thereto involved on or before the Termination Date and the term of this Lease for the Demised Premises or the portion thereto involved shall end on the Termination Date as if that were the Expiration Date.

B.            If Landlord shall not exercise its option under Section 9.1(A) above, Landlord shall not unreasonably withhold or delay its consent to the proposed subletting or assignment referred to in Tenant’s Proposal given pursuant to Section 9.1(A) above, but only on the terms set forth therein, provided that the following further conditions shall be fulfilled:

(1)           The Demised Premises shall not, without Landlord’s prior consent, have been listed or otherwise publicly advertised for assignment or subletting at a rental rate lower than the higher of (a) the Base Rent and all Additional Rent then payable and (b) the then prevailing rental rate for other space in the Building; and Tenant shall not enter into any sublease at a rental rate lower than the higher of (i) the Base Rent and all Additional Rent then payable or (ii) the rental rate prevailing in the Building at the time of the proposed subletting;

(2)           No space shall be sublet nor this Lease assigned to another tenant, or to a related corporation of any other tenant or to any other occupant of the Building, if Landlord shall then have available for rent similar space in the Building;

(3)           No subletting or assignment shall be to a person or entity which, in Landlord’s reasonable opinion, has a financial standing, is of a character, is engaged in a business, or proposes to use the Premises in a manner not in keeping with the standards of the Building;

(4)           Any subletting shall be expressly subject to all of the obligations of Tenant under this Lease and, without limiting the generality of the foregoing, the sublease shall impose at least the same restrictions and conditions with respect to use as are contained in Section 1.11 and Section 7 and shall specifically provide that there shall be no further subletting of the sublet premises or assignment or mortgaging of the sublease;

(5)           The term of such sublease shall end one (1) day prior to the Expiration Date or earlier termination of this Lease;

(6)           The proposed subtenant or assignee shall not be a person or entity then negotiating with Landlord for the rental of any comparable space in the Building; to assist Tenant in complying with this clause, at Tenant’s request Landlord shall respond within five (5) business days to any inquiry from Tenant as to whether a specific prospective subtenant noted in Tenant’s Proposal is then negotiating with Landlord and if Tenant does not receive Landlord’s response within said time period, said requirement shall be waived and Tenant shall be free to pursue said assignment or subletting to such prospective tenant, subject to the remaining conditions of this Article;

(7)           Landlord shall be furnished with a duplicate original of the sublease or assignment documents within ten (10) days after the date of their execution and, in any event, together with the request for Landlord’s consent;

(8)           In the case of a subletting, Tenant shall pay to Landlord an amount equal to one-half (1/2) of any Base Rent and Additional Rent or other consideration paid to Tenant by any subtenant which is in excess of the Base Rent and Additional Rent then being paid by Tenant to Landlord pursuant to the terms hereof on a per square foot pro rata basis, net of brokerage fees, fix-up costs and legal fees, if any (all amortized, without interest, over the term of the sublease on a straight-line basis), incurred in connection with the subletting. All sums payable hereunder by Tenant shall be paid to Landlord as Additional Rent immediately upon receipt thereof by Tenant. If only a part of the Demised Premises is sublet then the rent paid therefor by Tenant to Landlord shall be deemed to be that fraction thereof that the area of said sublet space or assigned lease bears to the entire Demised Premises;

(9)           There shall be no Event of Default by Tenant under any of other terms, covenants and conditions of this Lease at the time that Tenant submits Tenant’s Proposal and on the date of the commencement of the term of any such proposed sublease or effective date of the proposed assignment; and

(10)         The sublease shall provide by its terms that it may not be further modified in any material manner (including, without limitation, modification of the financial obligations, identity or character of the subtenant), without Landlord’s consent, it being expressly agreed that any such modification shall, for the purposes of this Lease, be deemed and construed as a subletting for which Tenant must comply with this Section 9 as if such sublease had not been theretofore consented to by Landlord.

(11)         The sublease shall provide that the subtenant shall, at Landlord’s option, attorn to Landlord upon any termination of this Lease.

(12)         Tenant shall grant CRG Real Estate Services, LLC or its affiliates, successors or assigns, collectively referred to as the (“Broker”), the non-exclusive right to effect any sublet, assignment, release and other disposition of all or any part of the Demised Premises and any other space Tenant has under lease elsewhere in the Building, and Tenant shall pay to Broker upon execution of such sublease, assignment, release or other disposition a commission computed in accordance with the Broker’s standard rates and rules then in effect for the locality in which the Demised Premises are located.

C.            No assignment of this Lease shall be binding upon Landlord unless, in addition to compliance with the prior provisions of this Section 9 (including Section 9.3), the assignee shall execute, acknowledge and deliver to Landlord (a) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed by Tenant, and (b) an agreement, in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, whereby the assignee shall unconditionally assume observance and performance of, and agree to be personally bound by all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed or performed, including, without limitation, the provisions of this Section 9 (including Section 9.3) with respect to all future assignments and subletting; but the failure or refusal of the assignee to execute or deliver such an agreement shall not release the assignee from its liability for the obligations of Tenant hereunder assumed by acceptance of the assignment of this Lease.

D.            If this Lease shall be assigned, whether or not in violation of the terms of this Lease, Landlord may collect Rent from the assignee. If the Demised Premises or any part thereof be sublet or be used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may collect Rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any provisions of this Section 9, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease, including the obligation to pay all Base Rent and Additional Rent. The consent by Landlord to an assignment, transfer, encumbering or subletting pursuant to any provision of this Lease shall not in any way be considered to relieve Tenant from obtaining the express prior consent of Landlord to any other or further assignment, transfer, encumbering or subletting. References in this Lease to use or occupancy by anyone other than Tenant shall not be construed as limited to and those claiming under or through but as including also licensees and others claiming under Tenant, immediately or remotely. The listing of any name other than that of Tenant on any door of the Demised Premises or on any directory or in any elevator in the Building, or otherwise, shall not operate to vest in the person so named any right or interest in this Lease or the Demised Premises, or be deemed to constitute, or serve as a substitute for, any consent of Landlord required under this Section 9, and it is understood that any such listing shall constitute a privilege extended by Landlord, revocable at Landlord’s will by notice to Tenant. Tenant agrees to pay to Landlord all reasonable out-of-pocket cost that may be incurred by Landlord in connection with any proposed assignment of this Lease or any proposed subletting of the Demised Premises or any part thereof including the costs of making investigations as to the acceptability of a proposed subtenant or assignee and reasonable attorneys’ fees. Neither any assignment of this Lease nor any subletting, occupancy or use of the Demised Premises or any part thereof by any person other than Tenant, nor any collection of Rent by Landlord from any person other than Tenant, nor any application of any such Rent as provided in this Section shall, under any circumstances except as set forth in Section B of this Section, relieve, impair, release or discharge Tenant of its obligations fully to perform the terms of this Lease on Tenant’s part to be performed.

9.2          Notwithstanding the foregoing, without Landlord’s consent, but upon ten (10) days’ written notice to Landlord, this Lease may be assigned, or the Premises may be sublet, to any entity which is a parent, subsidiary or affiliate of Tenant. For the purposes of this Section 9, a “parent” shall mean a corporation (or other entity) which owns not less than one hundred percent (100%) of the outstanding stock (or interest) of Tenant, a “subsidiary” shall mean any corporation (or other entity) not less than one hundred percent (100%) of whose outstanding stock (or interest) shall be owned by Tenant, and an “affiliate” shall mean any corporation (or other entity) not less than one hundred percent (100%) of whose outstanding stock shall be owned by Tenant’s parent.

9.3          For the purposes of this Lease, an “assignment” prohibited by this Section 9 shall be deemed to include the following: if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, by operation of law) of any one or more of the partners thereof, if such withdrawal represents twenty-five percent (25%) or more of the partners in the partnership as then constituted, or the dissolution of the partnership; or, if Tenant consists of more that one person, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) from one thereof to the other or other thereof, or to any third party; or, if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or any change in the ownership (voluntary, involuntary, by operation of law, creation of new stock or otherwise) of fifty percent (50%) or more of its capital stock from the ownership existing on the date of execution hereof, or, the sale of fifty percent (50%) of the value of the assets of Tenant.

9.4          If Landlord gives its consent to any assignment of this Lease, or if Tenant is otherwise permitted to make any assignment pursuant to this Lease, Tenant shall in consideration therefor, pay to Landlord, as Additional Rent, an amount equal to one-half (1/2) of all sums and consideration paid to Tenant by the assignee for or by reason of such assignment [including any sums paid for the sale, rental, or use of Tenant’s Property (as defined in Section 17 hereinafter) in excess of the then unamortized value of Tenant’s Property as reflected in Tenant’s federal income tax returns] less the reasonable brokerage commissions and legal fees (all amortized, without interest, over the remaining term of this Lease, on a straight-line basis), if any, actually paid by Tenant in connection with such assignment. The sums payable under this Subsection 9.4 shall be paid to Landlord as and when payable by the assignee or subtenant to Tenant.

9.5          In no event shall Tenant be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counter claim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting as provided for in this Section. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment, in which case, the unsuccessful party among Tenant and Landlord shall pay the other’s reasonable, actual attorneys fees in connection therewith.

9.6          In the event that Tenant fails to execute and deliver any assignment or sublease to which Landlord consented under the provisions of this Section within ninety (90) days after the giving of such consent, then Tenant shall again comply with all of the provisions of this Section before assigning its interest in this Lease or subletting the Demised Premises.

9.7          Notwithstanding any provision in this Lease to the contrary, it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting of the Premises if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material (as defined in Section 45 herein); (ii) the proposed transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such transferee’s actions or use of the property in question; or (iii) the proposed transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

10.          Indemnity.  Tenant shall indemnify, hold harmless and defend Landlord (for whom, for purposes of this Section 10, shall be deemed to include all additional insureds required to be named under Tenant’s commercial liability insurance policy, pursuant to Section 24 hereinafter) from and against all damages, suits, losses, costs, expenses, claims, causes of action, liabilities, and injuries (including without limitation, reasonable attorney’s, consultant’s and expert’s fees and costs and litigation expenses) arising, or alleged to arise, from (a) bodily injury or personal injury suffered by any party and occurring in the Premises, unless caused by the willful or negligent acts of Landlord, its contractors, agents or employees; (b) bodily injury or personal injury to any party caused by Tenant, its contractors, agents or employees occurring outside the Premises; and/or (c) property damage caused or suffered by Tenant or any party inside the Premises or caused or suffered by Tenant, its contractors, agents or employees outside the Premises, unless due to the willful acts or negligence of Landlord, its contractors, agents or employees. Tenant shall, at its own expense, defend all actions brought against Landlord for which Tenant is or may be responsible for indemnification hereunder, with legal counsel reasonably acceptable to Landlord and if Tenant fails to do so, Landlord (at its option, but without being obligated to do so) may, at the expense of Tenant and upon notice to Tenant, defend such actions, and Tenant shall pay and discharge any and all judgments that arise therefrom. The terms of this Section 10 are subject to the provisions of Sections 23 and 24 herein. The provisions of this Section 10 shall survive the expiration or earlier termination of this Lease.

11.                               Subordination / Mortgagee’s Right to Cure Landlord’s Defaults.  This Lease and all rights of Tenant hereunder are subject and subordinate to any deeds to secure debt, mortgages or any other instruments of security, as well as to any other superior leases, that now or hereafter cover all or any part of the Building, the Land or any interest of Landlord therein, and to any and all advances made on the security thereof, and to any and all increases, renewals, modifications, consolidations, replacements and extensions of any such instruments. This provision shall be self-operative and no further instrument shall be required to effect such subordination of this Lease. Tenant shall, however upon demand execute, acknowledge and deliver to Landlord any and all instruments and certificates that in the judgment of Landlord may be necessary or proper to confirm or evidence such subordination. Notwithstanding the generality of the foregoing provisions of this Section, Tenant agrees that any such mortgagee shall have the right at any time to subordinate any such instruments to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate. Tenant further covenants and agrees upon demand by Landlord’s mortgagee at anytime, before or after the institution of any proceedings for the foreclosure of any such instruments, or sale of the Building pursuant to any such instruments, to attorn to such purchaser upon any such sale and to recognize such purchaser as Landlord under this Lease. The agreement of Tenant to attorn upon demand of Landlord’s mortgagee contained in the immediately preceding sentence shall survive any such foreclosure sale. Tenant shall upon demand at any time or times before or after any such foreclosure sale, execute, acknowledge and deliver to Landlord’s mortgagee any and all instruments and certificates that in the judgment of Landlord’s mortgagee may be necessary or proper to confirm or evidence such attornment.

Landlord represents that Landlord currently has no mortgages covering the Building. Landlord will request from any future mortgagee(s) of the Building, if any, that it (and Landlord will use reasonable efforts to have said mortgagee[s]) execute and deliver to Tenant a document wherein it is agreed that, provided Tenant is not in default under any of the terms, conditions and/or provisions of this Lease, beyond any applicable grace period, neither Tenant’s possession of the Demised Premises nor its rights under this Lease shall be disturbed. Tenant acknowledges and agrees that (i) it shall reimburse Landlord, on demand, for all of Landlord’s reasonable costs (including, without limitation, all reasonable legal fees and disbursements) connected in any way with Landlord’s above-mentioned request to the mortgagee(s) of the Building, (ii) no representations, warranties or promises have been made to Tenant that the mortgagee(s) of the Building will execute such a document, (iii) neither this Lease nor compliance by Tenant with any of its terms, conditions and/or provisions are conditioned, in any manner whatsoever, on (x) the execution or non-execution of such a document, or (y) the issue of whether Landlord used reasonable efforts to have said mortgagee(s) execute such a document and (iv) Tenant shall have no rights or remedies whatsoever against anyone or thing in the event the mortgagee(s) of the Building does not execute such a document.

12.                               Rules and Regulations. Tenant and Tenant’s agents, employees and invitees will comply with all the rules and regulations of the Building, which are attached hereto as Exhibit “C” and incorporated herein by reference; it being understood that in the event of any conflict between this Lease and the rules and regulations, the provisions of this Lease shall control. Landlord in its sole judgment shall have the right to rescind or change such rules and regulations or to promulgate other rules and regulations in a manner deemed advisable for safety, care, or cleanliness of the Building and related facilities or Premises, and for preservation of good order therein, all of which rules and regulations, changes and amendments will be forwarded to Tenant in writing and shall be carried out and observed by Tenant. Tenant shall further be responsible for the compliance with such rules and regulations by the employees, servants, agents, visitors and invitees of Tenant and failure to comply shall be an Event of Default, following the expiration of any applicable notice and cure period set forth herein. The rules and regulations of the Building shall be applied to the Building’s tenants/licensees in a non-discriminatory manner.

13.                               Access to Premises.  Landlord and its agents and representatives shall have the right to enter into and upon any and all parts of the Premises (a) to inspect or examine the Premises; (b) to determine the course and degree of completion of Tenant’s Work and its compliance with Tenant’s Plan (as defined in Section 54) and the terms of conditions of this Lease; (c) to perform any obligation of Landlord under this Lease or exercise any right or remedy reserved to Landlord under this Lease; (d) to erect, install, use and maintain pipes, ducts and conduits in and through the Premises; (e) to make such decorations, repairs, alterations, improvements or additions, or to perform such maintenance, including, but not limited to, the maintenance of all heating, air conditioning, ventilating, elevator, plumbing, electrical, telecommunication and other mechanical facilities, as Landlord may deem necessary or desirable; (f) to take all materials into and upon the Premises that may be required in connection with any such decorations, repairs, alterations, improvements, additions or maintenance; (g) to alter, renovate and decorate the Premises at any time during the Lease Term if Tenant shall have removed all or substantially all of Tenant’s property from the Premises; (h) to show the Premises to prospective tenants within the last nine (9) months of the Lease Term; and (i) to show the Premises to prospective purchasers or lenders of the Project. Landlord agrees that while exercising such right of entry or making such repairs, replacements or improvements, Landlord shall perform its work diligently and shall use reasonable efforts to avoid (i) materially interfering with Tenant’s business or disrupting same (but in no event shall Landlord be required to incur overtime charges) and (ii) materially diminishing the amount of such space in the Premises.

Supplementing the above, (i) Landlord agrees that, except in cases of emergency and when required or permitted by law, any entry upon the Demised Premises shall be made at reasonable times, and only after reasonable advance notice and Tenant shall be permitted to have a representative of Tenant accompany Landlord while Landlord exercises its right of entry (provided that it shall be the sole responsibility of Tenant to make such representative available); (ii) if Tenant, its agent, representative or employee shall not be personally present or shall not open and permit an entry into the Demised Premises at any time when such entry shall be necessary or permissible, Landlord shall use a master key or forcibly enter the Demised Premises, without liability; and (iii) lessors under any superior lease and the holders of any mortgage shall have the right to enter the Demised Premises from time to time through their respective employees, agents, representatives and architects to inspect the Premises or to cure any default of Landlord or Tenant relating thereto. Tenant shall not be entitled to any abatement or reduction of Rent by reason of this Section 13, nor shall such be deemed to be an actual or constructive eviction.

Notwithstanding anything to the contrary contained in this Section 13, Landlord and its agents shall have the right to permit access to the Demised Premises, whether or not Tenant shall be present, to any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, any property of Tenant or any other occupant of the Demised Premises, or for any other lawful purpose, or by any representative of the fire, police, building, sanitation or other department of the City, State or Federal Governments. Nothing contained in this Section or any action taken by Landlord pursuant to this Section, shall be deemed to constitute recognition by Landlord that any person other than Tenant has any right or interest in this Lease or the Demised Premises.

14.                               Condemnation. If the Premises, or any part thereof, or if the Building or any portion of the Building, leaving the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date of this Lease, shall be taken or condemned in whole or in part for public purposes, or sold in lieu of condemnation, then the Lease Term shall, at the sole option of Landlord, forthwith cease and terminate. Landlord shall provide Tenant with notice of the commencement of any eminent domain proceedings covering the Premises within a reasonable time after Landlord receives actual knowledge of the same. All compensation awarded for any taking (or sale proceeds in lieu thereof) shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant.

Notwithstanding anything contained in this Lease to the contrary, Tenant shall be entitled to claim, prove, receive and retain in condemnation proceedings or other proceedings in the event of a condemnation or conveyance in lieu of condemnation, damages for relocation costs, improvements, fixtures and other equipment installed by Tenant, together with any award for loss of business or leasehold interest paid for by Tenant.

15.                               Casualty.

A.                                    In the event the Premises or the Building are materially or totally damaged or are rendered materially or wholly untenantable by fire or other casualty or accident, Landlord may, as provided for hereinafter, give Tenant written notice of Landlord’s election to terminate the Lease, and thereupon the term of the Lease shall expire by lapse of time upon the tenth (10th) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord.

Landlord shall, within the later of (a) ninety (90) days from the fire or casualty or (b) thirty (30) business days after Landlord receives written notice from its insurance carrier regarding the extent of insurance proceeds Landlord will receive to restore the Building and/or the Premises, give Tenant written notice (“Casualty Notice”) of its intention to either (i) restore or rebuild the Premises in character, layout and area substantially equal to the Premises damaged or destroyed immediately prior to such damage or destruction (except Landlord shall not be required to rebuild, repair or replace any part of the furniture, equipment, trade fixtures and other improvements [including Tenant Improvements, if any] which may have been placed by Tenant [or by Landlord on behalf of Tenant] in the Premises) within two hundred ten (210) days from the date of such fire or other casualty (but such two hundred ten [210] day period shall be subject to reasonable extensions and delays resulting from acts of God, fire, strikes, lockouts, labor trouble, inability to procure materials by reason of governmental restrictions, riots, insurrection, war or other causes beyond the reasonable control of Landlord) or (ii) terminate this Lease, as hereinbefore mentioned. In the event Landlord elects to restore or rebuild the Premises, Base Rent and all other obligations of Tenant shall abate as of the date of such fire or other casualty (as long as there is not an Event of Default under this Lease and such damage or casualty was not caused by Tenant) until the Premises shall have been restored or rebuilt by Landlord as required hereunder and possession thereof shall have been delivered to Tenant.

If Landlord fails to give the Casualty Notice within the period required under this Section or, if Landlord fails to repair the damage (if the Casualty Notice notes Landlord’s intention to do so) from the casualty within the period set forth in the Casualty Notice (subject to force majeure), then Tenant shall have the right (provided there is not an Event of Default under this Lease and Tenant cannot conduct its business operations within the Premises) to elect to immediately cancel this Lease by giving written notice to Landlord, provided such notice states that “Landlord failed to cancel this Lease within the required time period of Section 15 of the Lease” and that “Landlord’s failure to void Tenant’s notice of termination of the Lease within thirty (30) business days of Landlord’s receipt of this correspondence shall be deemed Landlord’s acceptance of Tenant’s termination of the Lease”. A copy of such notice must be simultaneously sent to Landlord’s counsel (or such other parties as Landlord may from time to time designate) in accordance with the notice provisions of this Lease in order for such request to be deemed effective. In the case Tenant gives a termination notice because Landlord failed to repair the casualty within the applicable time period, Landlord can only void Tenant’s termination notice by delivery of the Premises in the condition required under this Section within thirty (30) business days of Landlord’s receipt of the termination notice.

Notwithstanding anything to the contrary contained in this Section, Tenant shall have the option to cancel the Lease, in the event such casualty was not caused by Tenant and (i) the casualty occurs during the last year of the Lease Term, (ii) the casualty occurs at any time and, in both Landlord’s and Tenant’s reasonable opinion, the restoration will take over two hundred seventy (270) days from said occurrence or (iii) the Casualty Notice informs Tenant that Landlord intends to restore (and not terminate), but the restoration will take over two hundred seventy (270) days to restore from the date of the casualty or damage.

B.                                    In the event the Premises are partially [e.g., less than ten percent (10%) of the Premises] damaged or are rendered partially [e.g., less than ten percent (10%) of the Premises] untenantable by fire or other casualty, Landlord shall within one hundred eighty (180) days from the fire or casualty repair the area of the Premises damaged in a manner substantially equal to the Premises damaged or destroyed immediately prior to such damage or destruction [except Landlord shall not be required to rebuild, repair or replace any part of the furniture, equipment, trade fixtures and other improvements (including Tenant Improvements, if any) which may have been placed by Tenant (or Landlord on behalf of Tenant) in the Premises]. Such one hundred eighty (180) day period shall be subject to reasonable extensions and delays resulting from acts of God, fire, strikes, lockouts, labor trouble, inability to procure materials by reason of governmental restrictions, riots, insurrection, war or other causes beyond the reasonable control of Landlord. If Landlord does not repair the damage from the casualty within the aforesaid period required hereunder, then Tenant shall have the right (provided there is not an Event of Default under this Lease and Tenant cannot conduct its business operations within the Premises) to elect to cancel the Lease by giving written notice to Landlord, provided such notice states that “Landlord failed to cancel this Lease within the required time period of Section 15 of the Lease and that Landlord’s subsequent failure to void Tenant’s notice of termination of the Lease within thirty (30) business days of Landlord’s receipt of this correspondence shall be deemed Landlord’s acceptance of Tenant’s termination of the Lease”. Accordingly, Landlord can only void Tenant’s termination notice by delivery of the Premises in the condition required under this Section within thirty (30) business days of Landlord’s receipt of the termination notice. A copy of such notice must be simultaneously sent to Landlord’s counsel (or such other parties as Landlord may from time to time designate) in accordance with the notice provisions of the Lease in order for such request to be deemed effective.

C.                                    Notwithstanding anything to the contrary contained in this Section, if any mortgagee under a deed to secure debt, security agreement or mortgage requires the insurance proceeds from a casualty (whether a casualty causes total or partial damage) be applied against the mortgage debt, Landlord shall have no obligation to rebuild and restore (in the case of a casualty causing total or partial damage) and the Lease shall terminate upon notice to Tenant; provided, however, that Landlord shall notify Tenant, within thirty (30) days after any such mortgagee gives a notice to Landlord of such election to apply such proceeds against the mortgage debt, of the fact that such mortgagee has done so. Except as hereinafter provided, any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Tenant hereby waives the provisions of any applicable law and agrees that the provisions of this Section shall control in lieu thereof.

D.                                    In the event Landlord elects to restore or rebuild as provided for in Subsection A of this Section or restores or rebuilds pursuant to Section B of this Section, it is agreed that this Lease shall continue in full force and effect and Tenant shall promptly repair, restore, or replace Tenant’s Improvements, trade fixtures, furniture, equipment, signs, and contents in the Premises in a manner and to a condition substantially equal to that existing prior to their damage or destruction, and the proceeds of all insurance carried by Tenant on said property shall be held in trust by Landlord for the purposes of such repair, restoration, or replacement. It is also agreed that during any period of restoration, Tenant will be responsible for the security of its property (including, without limitation, all goods, inventory, equipment) and will be responsible at its sole cost and expense to remove same from the damaged Premises (as directed by Landlord) pending restoration, if necessary; it being understood and agreed that Landlord will have no responsibility or liability with respect thereto if the same remain in any portion of the damaged Premises.

16.                               Holding Over.

(a)                                 Tenant hereby indemnifies and agrees to defend and hold Landlord harmless from and against any loss, cost, liability, claim, damage, fine, penalty and expense (including reasonable attorneys’ fees and disbursements) resulting from delay by Tenant in surrendering the Demised Premises upon the termination of this Lease, including any claims made by any succeeding tenant or prospective tenant or successor landlord founded upon such delay.

(b)                                 If Tenant holds over its possession after the Expiration Date or earlier termination of the Lease Term or following any extended term of this Lease, such holding over shall not be deemed to extend the term of this Lease or renew this Lease. Under no circumstances (i) will such holdover constitute a month-to-month tenancy, (ii) shall this Section 16 imply any right of Tenant to remain in the Premises after the expiration or earlier termination of this Lease, (iii) will Landlord be prohibited from exercising any rights permitted by law against a holdover tenant; or (iv) will any monies paid by Tenant or accepted by Landlord (e.g., Rent, holdover rent or otherwise) after the expiration or earlier termination of this Lease be deemed to reinstate any form of tenancy between Tenant and Landlord. In connection with such holdover, Tenant shall pay the following charges for the use and occupancy of the Premises for each calendar month or part thereof (even if such part shall be a small fraction of a calendar month), which total sum Tenant agrees to pay to Landlord promptly upon demand, in full, without set-off or deduction: (i) 1/12 of the highest annual Base Rent set forth in Section 1.8 of this Lease, times three (3); plus (ii) those other items of recurring Additional Rent that would have been payable monthly pursuant to this Lease, had this Lease not expired or terminated. The aforesaid provisions of this Section 16 shall survive the expiration or sooner termination of this Lease.

17.                               Taxes on Tenant’s Property.  Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises (herein called “Tenant’s Property”). If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

18.                               Events of Default.  The following shall be events of default by Tenant (“Event of Default”) under this Lease:

18.1                        Tenant shall fail to pay when due any Rent or other sums payable by Tenant hereunder. Notwithstanding the foregoing, with regard to this Section 18.1, Landlord shall provide Tenant with written notice of such default and Tenant shall have ten (10) days after receipt of such notice of default to cure such default, provided, however, Landlord shall only be obligated to provide notice of a default under Article 18.1 one (1) time in any calendar year.

18.2                        Tenant shall fail to comply with or observe any other provision of this Lease (however, it shall only be an Event of Default after Tenant has received twenty (20) days written notice to cure said default [unless said default is not reasonably capable of cure within said period, Tenant must undertake with all diligence, all necessary steps to cure same within said twenty (20) days and thereafter continue to diligently pursue said cure to completion] and the aforesaid default has not been cured within the applicable cure period). For purposes of this Section 18.2, such notice to cure shall be sent by certified mail, return receipt requested, to the address set forth in Section 1.3, and such cure period shall be deemed to commence from the date such notice to cure is mailed.

18.3                        Tenant or any guarantor of Tenant’s obligations hereunder shall make an assignment for the benefit of creditors.

18.4                        Any voluntary or involuntary petition shall be filed by or against Tenant or any guarantor of Tenant’s obligations hereunder under any section or chapter of the Federal Bankruptcy Act, as amended from time to time, or under any similar law or statute of the United States or any State thereof; or Tenant or any guarantor of Tenant’s obligations hereunder shall be adjudged bankrupt or insolvent in proceedings filed thereunder. Notwithstanding the foregoing, the filing of an involuntary petition in bankruptcy shall not constitute an Event of Default, so long as the Tenant has moved within thirty (30) days after such filing to dismiss such involuntary petition, and further provided that such application is thereafter granted by the United States bankruptcy court.

18.5                        A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations hereunder (however, if same is involuntary, it shall not constitute an Event of Default if such trustee or receiver is vacated or discharged within thirty (30) days after such appointment).

18.6                        Tenant shall desert, abandon or vacate the Premises.

18.7                        Any writ of execution, attachment, or garnishment shall be levied against any interest of Tenant in this Lease, the Premises, or any property located in the Premises [however, if same is involuntary, it shall not constitute an Event of Default if it is discharged within thirty (30) days after such levy].

18.8                        Tenant takes or fails to take any other action hereunder constituting an Event of Default.

19.                               Remedies.  If there is an Event of Default by Tenant under this Lease, then without any notice or demand to Tenant whatsoever (other than that already given to Tenant under Section 18 herein above, where applicable), Landlord shall have the right (but not any duty) to exercise, on a cumulative basis (but without duplication of any costs or damages), any or all of the following remedies:

19.1                        Landlord may continue this Lease in full force and effect and proceed to collect all Rent when due (through a non-payment summary proceeding or other appropriate non-payment legal action).

19.2                        Without prejudice to any other remedy which Landlord may have, Landlord may continue this Lease in full force and effect and may, through an eviction proceeding or otherwise, expel or remove Tenant and any others who may be occupying or within the Premises, to remove any and all property therefrom. In connection therewith, Landlord shall have the right to relet all or any portion of the Premises after securing legal possession of the Premises for Tenant’s account. Landlord shall not be required to accept any proposed new tenant offered by Tenant. Tenant shall be responsible to pay to Landlord on demand, as Additional Rent, all actual costs Landlord incurs in securing possession of the Premises and reletting any portion of the Premises, including, without limitation, brokers’ commissions, expenses of repairs and remodeling, reasonable attorneys’ fees, and all other actual costs. Reletting may be for a period shorter or longer than the remaining term of this Lease. During the term of any reletting, Tenant shall be responsible to pay to Landlord the Rent due under this Lease on the dates due, less any net rents Landlord receives pursuant to any reletting (i.e, actual rents received less any and all actual costs Landlord incurs in securing possession of the Premises and reletting any portion of the Premises).

19.3                        Landlord may, at any time following such Event of Default, give to Tenant a ten (10) days’ notice of termination of this Lease and, in the event such notice is given, this Lease and the Lease Term shall come to an end and expire upon the expiration of said ten (10) days with the same effect as if the date of expiration of said ten (10) days were the Expiration Date of this Lease. Landlord may thereafter repossess the Premises and dispossess Tenant either by summary proceeding or by any other applicable action or proceeding. Any notice given by Owner to Tenant under this Section 19.3 shall be deemed a “ten day notice to quit” under the provisions of Section 713 of the Real Property Actions and Proceedings Law. From and after any such termination, Landlord shall have the right to recover from Tenant all costs, expenses, losses and damages caused by, resulting from or incurred in connection with said Event of Default and/or termination including, but not limited to: (i) an amount equal to all unpaid Rent that had accrued up to the time of termination of this Lease and any subsequent holdover rent that may be due and owing; (ii) an amount equal to (a) the present value of all Base Rent and Additional Rent (assuming that the Additional Rent payable hereunder for the future will be the same as for the most recent Lease Year) which would have accrued under this Lease had this Lease not been terminated, for the period of time between the date of calculation of the amounts due under subparagraph (i) above and the date the Lease Term would have expired if this Lease had not been so terminated; (iii) the unamortized cost of any tenant allowance or improvements provided by Landlord, as may be provided for herein, if any; (iv) the value of any free rent granted to Tenant hereunder and (v) an amount equal to any and all damages, consequential and/or incidental, as well as compensatory, sustained by Landlord and reasonably necessary to compensate Landlord for all economic losses proximately caused by Tenant’s Event of Default.

19.4                        Intentionally Deleted.

19.5                        Landlord may cure any Event of Default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s Event of Default, pays any sum to cure any default, the sum so paid by Landlord shall be immediately due from Tenant to Landlord on demand, and shall bear interest at the Default Rate from the date paid by Landlord until Landlord shall have been reimbursed by Tenant. Said sum, together with interest thereon, shall be Additional Rent.

19.6                        Landlord may apply all or part of the Security Deposit, as provided in Section 3.4.

19.7                        Landlord may exercise any or all other rights or remedies available at law or equity, including, without limitation, the right to obtain restraining orders, injunctions and decrees of specific performance.

19.8                        Landlord may obtain an injunction by any court of competent jurisdiction restraining any threatened breach or any continuing breach of any of Tenant’s covenants hereunder.

Any right granted in this Section 19 to Landlord in the event of an Event of Default by Tenant hereunder shall apply to any extension or renewal of this Lease. No act or thing done by Landlord or Landlord’s employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises. No waiver by Landlord of any default of Tenant hereunder shall be implied from any inaction by Landlord on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated. The receipt by Landlord of Rent with knowledge of the breach of any covenant of Tenant contained in this Lease shall not be deemed a waiver of such breach. If on the Commencement Date or thereafter during the Lease Term, Tenant shall be in default in the payment of Rent to Landlord pursuant to the terms of any other lease(s) with Landlord or with Landlord’s predecessor in interest, Landlord may, at Landlord’s option and without notice to Tenant, add the amount of such arrearages to any monthly installment of Base Rent or Additional Rent payable hereunder and the same shall be payable to Landlord as Additional

Rent.

20.                               Attorneys’ Fees.  Tenant hereby agrees to pay, as Additional Rent, all reasonable attorneys fees and disbursements (and all other court costs or expenses of legal proceedings) which Landlord may incur or pay out by reason of, or in connection with: (A) any action or proceeding by Landlord against Tenant (including, but not limited to, any arbitration proceeding or summary proceeding) in which Landlord prevails; (B) any default by Tenant in the observance or performance of any obligation under this Lease for which Landlord incurs attorney fees and/or disbursements in order to enforce this Lease (i.e., default letter), whether or not Landlord commences any action or proceeding against Tenant; (C) any action or proceeding brought by Tenant against Landlord (or any officer, partner, or employee of Landlord) in which Landlord prevails; and (D) any other appearance by Landlord (or any officers partner or employee of Landlord) as a witness or otherwise in any action or proceeding whatsoever involving or affecting Landlord, Tenant or this Lease. Tenant’s obligations under this Section 20 shall survive the expiration of the Lease Term hereof or any other termination of this Lease. This Section 20 is intended to supplement (and not to limit) other provisions of this Lease pertaining to indemnities and/or attorney’s fees.

21.                               Intentionally Deleted.

22.                               Liens.  Tenant will not permit any lien to be placed upon the Premises or the Project, or any portion thereof or any improvements thereon during the Lease Term caused by or resulting from any repair work, maintenance work or alterations performed, materials furnished or obligation incurred by or at the request of Tenant or claimed to have been performed or furnished for on behalf of Tenant. All persons contracting with Tenant for the construction and installation of improvements to or alteration or repair of the Premises and all materialmen, contractors, mechanics and laborers shall be charged with notice that they must look to Tenant’s interest in the Premises only to secure payment of any bill for work done or materials furnished during the Lease Term. In the case of the filing of any such mechanics’ or other lien or any notice of intention to file a lien against the Project or any part thereof, Tenant will promptly pay or otherwise discharge the same. If default in payment or discharge thereof shall continue for twenty (20) days after notice thereto from Landlord to Tenant, such shall be an Event of Default and, in addition to any other rights Landlord may have under this Lease, Landlord shall have the right, at Landlord’s option, of paying the same without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest at the Default Rate, shall be Additional Rent hereunder due from Tenant to Landlord and shall be repaid to Landlord immediately on demand. Landlord shall also have the option of applying and using Tenant’s Security Deposit to pay such lien, in which case Tenant shall be obligated to restore such Security Deposit in accordance with Section 3.4 herein.

23.                               Waiver of Subrogation.  In the event the Premises or its contents are damaged or destroyed by fire or other insured casualty, (i) Landlord, to the extent of the coverage of Landlord’s policies of fire insurance, hereby waives its rights, if any, against Tenant with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Tenant, and (ii) Tenant, to the extent of the coverage of Tenant’s policies of fire insurance with extended coverage, including coverage for business interruption/lost profits, hereby waives its rights, if any, against Landlord and all additional insureds under such policy(ies) with respect to such damage, or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Landlord; provided, however, such waivers of subrogation shall only be effective with respect to loss or damage occurring during such time as Landlord’s or Tenant’s policies of fire insurance (as the case may be) shall contain a clause or endorsement providing in substance that the aforesaid waiver of subrogation shall not prejudice the type and amount of coverage under such policies or the right of Landlord or Tenant (as the case may be) to recover thereunder. If, at any time, Landlord’s or Tenant’s insurance carrier refuses to write insurance which contains a consent to the foregoing waiver of subrogation (or an effectively similar provision), the provisions of this Section shall be null and void as to any casualty to which the waiver of subrogation does not apply.

24.                               Tenant’s Insurance.

(I)                                   all-risk property insurance, insuring all improvements and alterations in the Premises, whether now existing or hereinafter installed by or on behalf of Tenant and any and all furniture, fixtures, equipment, supplies, inventory, contents and other property owned, leased, held or possessed by Tenant and contained therein. Such insurance shall be in an amount equal to the full replacement cost of such improvements and property, as such may increase from time to time, without deduction for depreciation, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended peril (all risk), boiler and machinery, flood, glass breakage and sprinkler leakage, and naming Landlord as loss payee as its interest may appear;

(II)                              worker’s compensation required by applicable law and employer’s liability insurance with limits not less than One Million Dollars ($1,000,000.00) for each accident, One Million Dollars ($1,000,000.00) disease policy limit, and One Million Dollars ($1,000,000.00) disease each employee; and

(III)                         commercial general liability insurance on an occurrence basis for injury to or death of a person or persons and for damage to property occasioned by or arising out of any work being done on the Premises, or arising out of the condition, use or occupancy of the Premises, or other portions of the Building, and covering Tenant’s indemnification obligations imposed by Section 10 of this Lease, the limits of such policy or policies to be in amounts not less than $1,000,000.00 in primary liability coverage and $2,000,000.00 in the general aggregate (exclusively dedicated to Tenant’s operations in the Building; a “per project” aggregate), along with an excess/umbrella liability policy or policies in amounts not less than $4,000,000.00. All such liability policies (a) shall be written on a form affording coverage which is at least as broad as the current ISO occurrence based form and shall not contain any non-ISO endorsements which serve to restrict coverage; (b) shall contain endorsements which (i) delete any employee exclusion on personal injury coverage, (ii) include employees as additional insureds and (iii) contain cross-liability, waiver of subrogation and such other provisions as Landlord may reasonably require and (c) shall (i) be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned and (ii) shall specifically not contain an electromagnetic field (EMF) exclusion.

B.                                    Landlord retains the right, in its reasonable discretion, to increase the amount and/or types of insurance required to be maintained under this Section 24 by Tenant (to the amounts and/or types of coverage then required by Landlord of tenants entering into new leases in the Building or as being carried by similarly situated tenants in comparable buildings) on not less than thirty (30) days’ notice to Tenant and not more frequently than annually based on such factors as inflation, Tenant’s insurance claims history, the advice of Landlord’s insurance advisors and any other relevant factors (but in no event [i] prior to the second [2nd] anniversary of the Lease Term and [ii] by more than $3,000,000.00 in the aggregate over the remainder of the Lease Term). No insurance policy or policies required to be carried by Tenant will be subject to more than a $20,000.00 deductible limit without Landlord’s prior written consent. Tenant is solely responsible for any such deductibles and self-insurance retention and shall not seek recovery from Landlord. Notwithstanding anything to the contrary contained in this Section, Tenant acknowledges that, in the event that Tenant’s liability insurance policy or policies, at any time, are or become subject to a deductible, then Tenant agrees that (i) Tenant will be self-insuring up to the amount of the deductible, and that Tenant shall keep in place a corporate procedure to allocate funds necessary to self-insure and (ii) Tenant shall indemnify Landlord and save harmless Landlord for any claim relating to said deductible and any and self-insurance retention.

C.                                    All said insurance policies shall be carried with companies having a general policyholder’s and financial rating of not less than AM Best A-, X and S&P A- and licensed to do business in the state in which the Premises are located reasonably satisfactory to Landlord. Tenant shall deliver duly executed certificates of such insurance to Landlord prior to the Commencement Date and shall provide renewal certificates at least thirty (30) days prior to the expiration of each respective policy term.

D.                                    Initially, all commercial general liabilities policies (both primary and excess/umbrella policies) shall each name Wells 60 Broad Street, LLC, CRG Management, LLC, Piedmont Realty Trust, Inc., Piedmont Operating Partnership L.P. and their associated, affiliated and subsidiary companies, owners, directors, officers, managing agents and fiduciaries as additional insureds and provide that it is primary to, and not contributing with, any policy carried by Landlord, Landlord’s property manager, or other designated person covering the same loss in connection with this Lease. All coverage for additional insureds shall specifically include coverage for completed operations. Tenant shall be responsible for notifying its insurance carriers in the event of a loss or a potential loss involving any of the additional insureds. In addition, at any time during the Lease Term, Landlord may require Tenant to amend or add any other person or entity, designated by Landlord, as an additional insured on such policy (ies).

E.                                     If Tenant fails to take out or keep in force any insurance required to be carried by Tenant, or to provide evidence of the same, Landlord shall have the right, but shall not be obligated, to obtain such insurance at the sole cost and expense of Tenant, and Tenant shall reimburse Landlord for the cost thereof upon demand. If, due to the failure of Tenant to comply with the foregoing provisions, Landlord is adjudged a co-insurer by its insurance carrier, then any loss or damage Landlord shall sustain by reason thereof shall be borne by Tenant and shall be immediately paid by Tenant upon receipt of a bill therefor from Landlord and evidence of such loss. Landlord makes no representation that the minimum limits of liability specified to be carried by Tenant hereunder are adequate to protect Tenant.

F.                                      In the event of a breach of any insurance procurement obligation under this Lease by Tenant or any of its contractors/subcontractors, Tenant shall pay for the Landlord’s (or any other entity that is/should have been included as an additional insured) reasonable attorneys fees, expenses and liability as a result of any claim or lawsuit. Landlord’s commercial general liability and excess liability insurers are deemed to be third-party beneficiaries of the insurance procurement obligations herein and in the event of a breach hereof, such insurers will have the same rights as Landlord against Tenant and its contractors as provided in this Lease.

25.                               Brokerage.  CRG REAL ESTATE SERVICES, LLC HAS REPRESENTED LANDLORD IN THIS TRANSACTION. JONATHAN BARRY ASSOCIATES, INC. HAS REPRESENTED TENANT IN THIS TRANSACTION CRG REAL ESTATE SERVICES, LLC AND JONATHAN BARRY ASSOCIATES, INC. SHALL HEREINAFTER COLLECTIVELY BE REFERRED TO AS THE “BROKER”. BROKER SHALL BE PAID A COMMISSION BY LANDLORD IN CONNECTION WITH THIS LEASE, UNDER A SEPARATE AGREEMENT. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Lease other than with the brokers specifically identified above, and Tenant agrees to indemnify Landlord against all costs, expenses, attorneys’ fees or other liability for commissions or other compensation or charges claimed by any broker or agent claiming the same by, through or under Tenant, other than with the brokers specifically identified above.

26.                               Building Name.  Without the prior written consent of Landlord, Tenant shall not use the words “60 Broad Street” or the name of the Building for any purposes other than as the address of the business to be conducted by Tenant in the Premises. Landlord reserves the right at any time to change the name, number or designation by which the Project is commonly known.

27.                               Estoppel Certificates. Tenant shall furnish from time to time when requested by Landlord or the holder of any deed to secure debt or mortgage covering the Building, the Premises, or any interest of Landlord therein, a certificate signed by Tenant confirming and containing such certifications and representations deemed appropriate by Landlord or the holder of any deed to secure debt or mortgage covering the Building, the Premises or any interest of Landlord therein, and Tenant shall, within ten (10) business days following receipt of said certificate from Landlord, return a fully executed copy of said certificate to Landlord. Tenant may, however, deliver the certificate to Landlord with changes to the representations contained therein in the event Tenant reasonably believes said changes are true and correct. If Tenant fails to return a fully executed copy of such certificate to Landlord within said period, (i) Tenant shall have approved and confirmed all of the provisions contained in such certificate and (ii) such failure shall be an Event of Default; Landlord reserving the right to exercise any further rights or remedies available to it under the Lease, at law or equity by reason of Tenant’s Event of Default hereunder.

28.                               Notices. Each provision of this Lease, or of any applicable laws, ordinances, regulations, and other requirements with reference to the sending, mailing or delivery of any notice, or with reference to the making of any payment by Tenant to Landlord, shall be deemed to be complied with when and if the following steps are taken:

28.1                        Except as may be set forth in Section 3.2 herein, all Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at Landlord’s Address set forth in Section 1.5, to the attention of Accounts Receivable Clerk, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

28.2                        Except as may be otherwise expressly provided in this Lease, notices by either party to the other shall be in writing and shall be sent by registered or certified mail, by overnight mail by a reputable overnight delivery service or by hand delivery, addressed to Landlord or Tenant at their respective addresses herein above set forth in Section 1.3 and Section 1.5 or to such other address as either party shall hereafter designate by notice as aforesaid. All notices properly addressed shall be deemed served upon receipt by the addressee or, in the case of notice by certified or registered mail, three (3) days after the date of mailing, except that notice of change of address shall not be deemed served until received by the addressee. A copy of any and all notices to Landlord shall also be sent to: Eric J. Sarner, Legal Counsel, 60 Broad Street, Concourse Level, New York, New York 10004. A copy of any and all notices to Tenant shall also be sent to: Michael C. Lesser, Esq., Shutterstock Images LLC, 60 Broad Street, 30th Floor, New York, New York 10004.

29.                               Force Majeure. When a period of time is prescribed for any action to be taken by Landlord, Landlord shall not be liable or responsible for and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of nature, shortages of labor or materials, war, laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord.

30.                               Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Lease Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

31.                               Amendments; Binding Effect. This Lease may not be altered, changed or amended, except by instrument in writing signed by both parties hereto. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord and addressed to Tenant, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.

32.                               Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant’s paying Rent and observing and performing all of the terms, covenants and conditions on Tenant’s part to be performed, Tenant may peacefully and quietly enjoy the Premises hereby demised for the Lease Term, subject to the terms and conditions of this Lease.

33.                               Gender. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

34.                               Joint and Several Liability. If there is more than one party to this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, the obligations hereunder imposed upon Tenant shall be joint and several obligations of Tenant and such guarantor and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever, including without limitation, in case of any amendments hereto, waivers hereof or failure to give such guarantor any notices hereunder.

35.                               Captions. The captions contained in this Lease are for convenience of reference only and in no way limit or enlarge the terms and conditions of this Lease.

36.                               Exhibits and Attachments. All exhibits, attachments, riders and addenda referred to in this Lease are incorporated into this Lease and made a part hereof for all intents and purposes. The special provisions attached hereto as Exhibit D, if any, shall control if in conflict with any of the terms of this Lease.

37.                               No Joint Venture. Landlord and Tenant are not and shall not be deemed to be partners or joint venturers with each other.

38.                               Time of the Essence. Time is of the essence with regard to each provision of this Lease.

39.                               Evidence of Authority. Tenant and Landlord each covenants, warrants and represents that (i) each individual executing, attesting and/or delivering this Lease on behalf of Tenant and Landlord is authorized to do so on behalf of Tenant and Landlord; (ii) this Lease is binding upon Tenant and Landlord; and (iii) Tenant and Landlord are duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.

40.                               Governing Law. This Lease shall be construed and interpreted in accordance with and governed by the laws of the state in which the Premises are located.

41.                               Landlord’s Managing Agent. Tenant agrees that all of the representations, warranties, waivers and indemnities made in this Lease by Tenant for the benefit of Landlord shall also be deemed to inure and to be for the benefit of CRG Management, LLC, and their officers, directors, employees and independent contractors.

42.                               Exculpation. The term Landlord as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Landlord’s interest in the Project. Tenant acknowledges and agrees, for itself and its successors and assigns, that no trustee, director, officer, employee or agent of Landlord shall be personally liable for any of the terms, covenants or obligations of Landlord hereunder, and Tenant shall look solely to Landlord’s interest in the Project for the collection of any judgment (or enforcement or any other judicial process) requiring the payment of money by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any obligation due Tenant or its successors or assigns.

43.                               Covenants are Independent. Each covenant of Landlord and Tenant under this Lease is independent of each other covenant under this Lease, and no default by either party in performance of any covenant shall excuse the other party from the performance of any other covenant.

44.                               Building Directory. At the written request of Tenant, Landlord shall list on the Building’s directory the name of Tenant, any trade name under which Tenant has the right to operate, any other entity permitted to occupy any portion of the Premises pursuant to the terms of this Lease, and the officers and employees of each of the foregoing entities, provided the number of names so listed does not exceed the Tenant’s Percentage of the capacity of such directory. If requested by Tenant, Landlord may (but shall not be required to) list the name of Tenant’s subsidiaries and affiliates; however, the listing of any name other than that of Tenant shall neither grant such party or entity any right to interest in this Lease or in the Premises nor constitute Landlord’s consent to any assignment or sublease to, or occupancy of the Premises by such party or entity. Except for the name of Tenant, any such listing may be terminated by Landlord, at any time, without notice.

45.                               Hazardous Materials.

45.1                        Tenant shall not cause or permit any Hazardous Material (as defined in Subsection 45.2 below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors or invitees. Tenant hereby indemnifies Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all loss, damage, cost and/or expenses (including, without limitation, diminution in value of the Project or any portion thereof, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building, damages arising from any adverse impact on marketing of space in the Building, and sums paid in settlement of claims, attorneys’ fees, consultant fees, and expert fees) which arise during or after the Lease Term as a result of such breach. This indemnification of Landlord by Tenant also includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building which results from such a breach. Without limiting the foregoing, if the presence of any Hazardous Material caused or permitted by Tenant results in any contamination of the Project, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the conditions existing prior to the introduction of such Hazardous Material; provided that the Landlord’s approval of such actions, and the contractors to be used by Tenant in connection therewith, shall first be obtained.

45.2                        As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material (including asbestos or asbestos containing material), or waste which is or becomes regulated by any local governmental authority or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste”, “extremely hazardous waste”, or “restricted hazardous waste” or similar term under the law of the jurisdiction where the property is located, or (ii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. ‘1317), (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 47 U.S.S. ‘ 6901 et seq. (42 U.S.C. ‘ 6903), or (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ‘ 9600 et seq. (42 U.S.C. ‘ 9600).

45.3                        As used herein, the term “Laws” means any applicable federal, state, or local laws, ordinances, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Subsection 45.2 above.

45.4                        Landlord and its employees, representatives and agents shall have access to the Premises during reasonable hours and upon reasonable notice to Tenant in order to conduct periodic environmental inspections and tests of Hazardous Material contamination of the Building.

45.5                        Intentionally Deleted.

45.6                        Tenant shall, at Tenant’s sole cost and expense, inspect the Premises for asbestos and asbestos containing material prior to possession of the Premises and comply with all rules, regulations and requirements of all governmental and quasi-governmental authorities having jurisdiction of the Building and/or the Land, with respect to asbestos or asbestos containing materials. Notwithstanding anything to the contrary contained in the foregoing, if there are presently any asbestos in the Premises which is in violation of any applicable law, rule or regulation or if any Landlord’s Work, if any, causes or results in asbestos to become in violation of any applicable law, Landlord shall remove, at its sole cost and expense, said asbestos or take such steps to make the asbestos comply with all applicable laws, rules or regulations and other requirements relating to any asbestos, which are imposed by any governmental authority (“Requirements”) as of the Commencement Date. Tenant, however, shall be responsible, at Tenant’s own cost and expense, to comply with Requirements relating to Hazardous Materials that are hereafter imposed by any governmental authority, insofar as the same affect the Demised Premises. Tenant further agrees, however, that in the event any Tenant’s Work performed at anytime causes or results in said asbestos to be in violation of an applicable law, rule or regulation, Tenant shall immediately remove, at its sole cost and expense, said asbestos or take such steps to make the asbestos comply with the applicable Requirement.

45.7                        Tenant agrees to comply with the terms and conditions of Exhibit “H” attached to this Lease and such signed documents shall be incorporated by reference into this Lease.

46.                               Effect of Conveyance. If Landlord shall sell or lease the Building, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed (without further agreement between the parties hereto or between the parties to such conveyance) that the purchaser or lessee of the Building has assumed and agreed to carry out all the obligations of Landlord hereunder, provided such purchaser or lessee of the Building assumes, in writing, the obligations of Landlord hereunder.

47.                               Guaranty. The obligations of the Tenant under this Lease have been guaranteed by Jon Oringer in accordance with a separate agreement of guaranty, a copy of which is annexed hereto as Exhibit “F”. The terms and provisions of this Section and Exhibit F are expressly made to survive the end of the term of this Lease.

48.                               Waiver of Right of Redemption. Tenant, for itself and all persons claiming through or under Tenant, hereby expressly waives any and all rights which are or may be conferred upon Tenant by any present or future law to redeem the Premises, or to any new trial in any action or ejectment under any provision of law, after re-entry thereupon by Landlord, or after any warrant to dispossess or judgment in ejectment. If Landlord shall acquire possession of the Premises by summary proceedings or in any other lawful manner without judicial proceedings, it shall be deemed a “re-entry” as that term is used herein.

49.                               Waiver of Trial by Jury / Counterclaims. TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT MUTUALLY HEREBY AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BETWEEN THE PARTIES HERETO OR THEIR SUCCESSORS OR ASSIGNS ON ANY MATTERS ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND/OR TENANT’S USE OR OCCUPANCY OF THE PREMISES. TENANT FURTHER AGREES THAT IT SHALL NOT INTERPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS (EXCEPT FOR COMPULSORY OR STATUTORY COUNTERCLAIMS) IN A SUMMARY PROCEEDING OR IN ANY ACTION BASED UPON NON-PAYMENT OF RENT OR ANY OTHER REASON WHATSOEVER. THIS WAIVER IS MADE FREELY AND VOLUNTARILY, WITHOUT DURESS, AND ONLY AFTER EACH OF THE PARTIES HERETO HAS HAD THE BENEFIT OF ADVICE FROM LEGAL COUNSEL.

50.                               Interpretation. Should any provisions of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties hereto have participated in the preparation of this Lease.

51.                               No Recordation of Lease. Without the prior written consent of Landlord, neither this Lease nor any memorandum hereof shall be recorded or placed on public record.

52.                               Electricity.

A.                                    (1)                                 Subject to the provisions of this Section 52, Landlord shall provide redistributed electricity to the Premises hereunder on a submetered basis, and Tenant agrees to pay Landlord for same as Additional Rent at charges for such computed in the manner hereinafter described, to wit, a sum equal to Landlord’s cost for such electricity (“Landlord’s Cost”) plus eight percent (8%) thereof. Landlord’s Cost for such redistributed electricity shall be equal to (a) Landlord’s cost for the relevant billing period as hereinafter defined (“Landlord’s Cost Rate”) multiplied by Tenant’s electricity consumption for the relevant billing period as hereinafter defined (“Tenant’s Electrical Consumption”) measured and calculated as hereinafter provided (but never less than Landlord’s actual cost for the electricity so redistributed), and (b) any and all taxes paid by Landlord (except and to the extent that an exemption from sales tax applies). In addition, Tenant shall reimburse Landlord hereunder for the reasonable, actual out-of-pocket costs incurred by Landlord for measuring, calculating and reporting Tenant’s electricity charges, including the fees of an electrical consultant (“Consultant Costs”).

(2)                                 Landlord’s Cost Rate shall mean the average cost for the Building electrical usage calculated on a kilowatt hour (i.e., “KWH”) and kilowatts (i.e., “KW”) basis, and shall be determined as follows: (i) the total dollar amount billed to Landlord by the public utility and/or service providers for the building’s consumption for the relevant billing period for energy (i.e., “KWH”) shall be divided by the total kilowatt hours consumed by the building for that billing period, carried to six decimal places, and (ii) the total dollar amount billed to Landlord by the public utility and/or service providers for the relevant billing period for demand (i.e., “KW”) for the building’s demand for such billing period, shall be divided by the total demand (kilowatts) of the building for such billing period, carried to six decimal places. Tenant’s Electrical Consumption shall mean the total KWH and KW used by Tenant at the Premises measured by meters or submeters installed to measure same. Where more than one meter measures the service of Tenant in the Building, the service rendered through each meter may be computed and billed conjunctively in accordance with the rates herein specified.

(3)                                 Tenant’s electric consumption shall be measured using the existing submeters of the Premises. Tenant shall install Landlord approved submeters (as may be specified by Landlord), at its cost and expense, if necessary to measure Tenant’s Electrical Consumption. Tenant shall be responsible, at its sole cost and expense, for the maintenance, repair and replacement of all submeters. Bills therefor shall be rendered at such times as Landlord may elect, and the amount shall be deemed to be, and shall be paid as Additional Rent as provided for in this Lease. If any tax is imposed upon Landlord’s receipt from the resale of electrical energy to Tenant by any Federal, State or Municipal authority, Tenant covenants and agrees that, where permitted by law, Tenant’s share of such taxes based upon its usage and demand shall be passed on to, and shall be included in the bill of, and shall be paid by Tenant to Landlord (provided, however, that sales tax shall not be so included and paid by Tenant in the event that Tenant files with Landlord an appropriate certificate of exemption from sales tax). Any dispute regarding any Additional Rent payable under the provisions of this Section 52 shall be resolved by arbitration in accordance with the provisions of the paragraph below.

(4)                                 In the event that all or part of the meters, or system by which Landlord measures Tenant’s consumption of electricity within any portion of the Premises hereunder (the “Submetering System”), shall fail to be operational, installed or otherwise malfunction, (a) Landlord, through an independent, electrical consultant selected by Landlord, at Landlord’s and Tenant’s cost and expense, shall estimate the readings that would have been yielded by said Submetering System as if the malfunction had not occurred, on the basis of Tenant’s prior usage and demand and the lighting and equipment installed within such space and (b) Tenant shall utilize such estimated readings and the bill rendered based thereon shall be binding and conclusive on Tenant unless, within ninety (90) days after receipt of such a bill, Tenant challenges, in writing to Landlord, the accuracy or method of computation thereof. If, within ninety (90) days of Landlord’s receipt of such a challenge, the parties are unable to agree on the amount of the contested bill, the controlling determination of same shall be made by an independent electrical consultant agreed upon by the parties using arbitration. The determination of such electrical consultant shall be final and binding on both Landlord and Tenant. Pending such controlling determination, Tenant shall timely pay Additional Rent to Landlord in accordance with the contested bill. Tenant shall be entitled to a prompt refund from Landlord, or shall make prompt additional payment to Landlord, in the event that the electrical consultant determines that the amount of a contested bill should have been other than as reflected thereon.

(5)                                 If all or part of the submetering Additional Rent payable in accordance with this Article becomes uncollectible or reduced or refunded by virtue of any law, order or regulations, the parties agree that, at Landlord’s option, in lieu of submetering Additional Rent, and in consideration of Tenant’s use of the Building’s electrical distribution system and receipt of redistributed electricity and payment by Landlord of consultant’s fees and other redistribution costs, the Base Rent rate(s) to be paid under this Lease shall be increased by an “alternative charge” which shall be a sum equal to Landlord’s cost thereof, plus five percent (5%) percent thereof [or the maximum such percentage then permitted by law but not more than five percent (5%) percent].

B.                                    Tenant’s use of electric energy in the Demised Premises shall not at any time exceed that portion of the capacity allocable to Tenant of (i) the existing feeders to the Building or the electricity available to Tenant through then existing risers or wiring installations to the Premises or (ii) any of the electrical conductors, machinery and equipment in or otherwise serving the Demised Premises (in any event, giving due consideration to the needs of existing and potential tenants using the same risers, wiring installations or other equipment, as well as to Landlord’s electrical needs in connection with the operation of the Building and the provision of emergency services), and in any event no greater than six (6) watts per rentable square foot. In order to ensure that such capacity is not exceeded, Tenant agrees not to connect any additional electrical equipment, fixtures, machinery or appliances of any type to the Building electric distribution system, other than lamps, small photocopiers, telecopiers, personal computers, printers, typewriters and other small office machines which consume comparable amounts of electricity, without Landlord’s prior written consent. Any additional risers, feeders, or other equipment proper or necessary to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same will not interfere with Landlord’s present or anticipated future electrical needs with respect to the Building and/or existing or future tenants of the Building or cause permanent damage or injury to the Building or entail excessive or unreasonable alterations or interfere with or disturb other tenants. As a condition to granting such consent, Landlord may require that Tenant agree to an increase in the Base Rent by an amount which will reflect the additional service to be furnished by Landlord, that is, the potential electric energy (connected load) to be made available to Tenant based upon the estimated additional capacity of such additional risers or other equipment. Such increase shall be determined on the basis of the value of furnishing and installing any additional equipment or electrical facilities.

C.                                    Landlord reserves the right to discontinue furnishing electric energy to Tenant at any time upon not less than sixty (60) days’ written notice to Tenant, and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with electric energy. If Landlord exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect, and thereafter Tenant shall diligently arrange to obtain electric service directly from the public utility company servicing the Building, and may utilize the then existing electric feeders, risers and wiring serving the Demised Premises to the extent that they are available and safely capable of being used for such purpose and only to the extent of Tenant’s then authorized connected load. Landlord shall not be obligated to pay any part of the cost required for Tenant’s direct electric service. Notwithstanding anything to the contrary set forth above, in no event shall Landlord discontinue furnishing electric energy to Tenant until such time as Tenant has obtained electric service directly from the public utility company servicing the Building, unless Tenant has not acted diligently in its efforts to obtain such service.

D.                                    Landlord may, it Landlord’s option, furnish, install and replace all light bulbs, light fixtures, tubes, lamps, starters, and ballasts required in the Premises and Tenant shall pay to Landlord (or its designated contractor) upon demand the then established actual out-of-pocket charges therefor as Additional Rent.

E.                                     If any tax is imposed upon Landlord with respect to electrical energy furnished as a service to Tenant by any Federal, State, or Municipal Authority, Tenant covenants and agrees that where permitted by law or applicable regulations, Tenant’s pro-rata share of such taxes shall be reimbursed by Tenant to Landlord.

F.                                      Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if: (i) the supply of electricity to the Demised Premises is interrupted; (ii) the quantity or character of electricity is changed or is no longer available or suitable for Tenant’s requirements; or (iii) Tenant objects to, is inconvenienced by or otherwise affected by any requirement of the public utility company serving the Building. Tenant will comply with the general rules, regulations, terms, conditions and requirements of the public utility supplying electricity to the Building that may now or hereafter be applicable thereto. Tenant shall enter into such modifications of this Lease as Landlord may from time to time request in connection with any requirement of any public utility or any requirement of law pertaining to electrical consumption or service, or charges therefor.

G.                                    Tenant has reviewed the electrical capacity available to the Demised Premises and represents to and for the benefit of Landlord that it is satisfied therewith.

53.                               Bankruptcy. Tenant covenants and agrees that without limiting any of the provisions of this Lease, if, pursuant to the United States Bankruptcy Code of 1978, as the same be amended, Tenant (or Tenant’s trustee or other representative) elects to assume or is permitted to assign this Lease, then adequate assurance of future performance by the Tenant or assignee, as required under such Code shall mean at least the deposit of additional cash lease security with Landlord in an amount equal to the sum of six (6) month’s Base Rent then reserved hereunder (in addition to the Security Deposit then being held by Landlord), and all Additional Rent payable under this Lease for the calendar year preceding the year in which such assignment or assumption is intended to become effective, which deposit shall be held and applied by Landlord pursuant to the provisions of Section 3.4 hereof. If Tenant receives or is to receive any valuable consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably incurred by Tenant for any such assignment and (b) any portion of such consideration reasonably designated by the assignee as paid for the purchase of Tenant’s property in the Premises, such consideration shall be paid over to Landlord directly by such assignee. The term “adequate assurance” as used in this Section 53 also shall mean that any such assignee of this Lease shall have a net worth, exclusive of good will, equal to at least fifteen (15) times the aggregate of one year’s Base Rent then reserved hereunder plus all Additional Rent for the preceding calendar year as aforesaid.

54.                               Tenant’s Work.

A.                                    Prior to Tenant’s commencing any work in the Demised Premises or the Building (including, without limitation, any structural work or work relating to the Building’s systems in the Demised Premises), Tenant shall submit to Landlord for Landlord’s written approval, which approval shall not be unreasonably withheld or delayed, all architectural and engineering drawings, plans and specifications (herein collectively referred to as “Tenant’s Plan”) for or in connection with the improvements, installations, additions, alterations and decorations to be made by Tenant, including, without limitation, proposed locations Tenant’s heavy equipment, (herein collectively referred to as “Tenant’s Work”). Tenant shall also submit to Landlord for its written approval a list of contractors, subcontractors, architects, engineers and consultants (collectively, “Tenant’s Contractors”) and copies of contracts and subcontracts for Tenant’s Work (“Tenant’s Contracts”). Landlord’s approval of Tenant Contracts shall not be unreasonably withheld or delayed; provided, however, that Landlord may withhold its approval if labor is employed that is not harmonious or compatible with the labor employed by Landlord at the Building. Tenant’s Plan shall be fully detailed, shall show complete dimensions, shall not require any changes in the structure of the Building and shall not be in violation of any laws, orders, rules or regulations of any governmental department or bureau having jurisdiction of the Project. However, notwithstanding anything to the contrary contained in this Lease, Landlord’s approval of Tenant’s Plan shall not be construed to mean that Tenant’s Plan is, or that the alterations/improvements will be, in compliance with applicable law; that being Tenant’s sole responsibility. Tenant shall also be responsible to insure that all Tenant’s Contracts incorporate the necessary provisions of this Lease so that Tenant and Tenant’s Contractors are in full compliance with the terms herein. In no event shall Landlord’s review and approval of Tenant’s Contracts be deemed an approval of the terms contained (or not contained) therein. Any review or approval by Landlord of Tenant’s Plan is solely for Landlord’s benefit and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

B.                                    Within thirty (30) days after submission to Landlord of Tenant’s Plan and Tenant’s Contracts, Landlord shall either approve same or shall set forth in writing the particulars in which Landlord does not approve same, in which latter case Tenant shall, within twenty (20) days after Landlord’s notification, return to Landlord appropriate corrections thereto. Such corrections shall, once again, be subject to Landlord’s review and approval. Tenant shall pay to Landlord or Landlord’s architect any reasonable charges or expenses Landlord may incur in reviewing Tenant’s Plan and Tenant’s Contracts and/or insuring compliance therewith.

C.                                    Tenant further agrees that Tenant shall not make any changes (except to a de minimis extent) in Tenant’s Plan or Tenant’s Contracts subsequent to approval by Landlord unless Landlord consents to such changes, in writing; Landlord having the right to refuse to consent to any such changes if in the reasonable judgment of Landlord or Landlord’s architect, such changes materially deviate from Tenant’s Plan theretofore approved by Landlord or otherwise violate the terms of this Lease. Tenant shall pay to Landlord all actual costs and expenses Landlord may incur or sustain as a result of such changes. Any charges payable under this Section C or the preceding Section B shall be paid by Tenant from time to time upon demand as Additional Rent, whether or not the Commencement Date has occurred.

D.                                    Following compliance by Tenant with its obligations under the foregoing Sections and approval of Tenant’s Plan and Tenant’s Contracts by Landlord, Tenant shall commence Tenant’s Work and it shall proceed diligently with same, in order to complete same with reasonable promptness using new first class materials and in a good and workmanlike manner.

E.                                     Tenant agrees that in the performance of Tenant’s Work (a) neither Tenant, Tenant’s Contractors nor its respective agents or employees shall interfere with the work being done by Landlord and its contractors, agents and employees, (b) that Tenant shall comply with any reasonable work schedule, rules and regulations proposed by Landlord, its agents, contractors or employees provided that the same are applied uniformly to all tenants of the Building, (c) that the labor employed by Tenant and Tenant’s Contractors shall be harmonious and compatible with the labor employed by Landlord in the Building, it being agreed that if in Landlord’s judgment the labor is incompatible Tenant shall forthwith upon Landlord’s demand withdraw such labor from the Building, (d) that prior to commencing Tenant’s Work, Tenant and Tenant’s Contractors shall procure and deliver to Landlord worker’s compensation, commercial general liability and such other insurance policies, in such amounts as shall be reasonably acceptable to Landlord in connection with Tenant’s Work, and shall cause Landlord, its managing agent, and any holder of a mortgage and superior interest to be named as an insured thereunder, (e) that prior to commencing Tenant’s Work, Tenant shall obtain the necessary consents, permits, authorizations and licenses from municipal or any other government authorities having jurisdiction of the Building or Premises necessary for Tenant’s operations, improvements and alterations and that no work shall be started or equipment installed unless and until all necessary consents, permits, authorizations and licenses shall have been obtained by Tenant and/or Tenant’s Contractors, (f) that Tenant shall defend and hold Landlord harmless from and against any and all claims arising from or in connection with any act or omission of Tenant, Tenant’s Contractors or their respective agents, contractors and employees, in connection with Tenant’s Work (g) that Tenant’s Work shall be performed in accordance with the approved Tenant’s Plan and in compliance with the laws, orders, rules and regulations of any governmental department or bureau having jurisdiction of the Demised Premises, (h) that Tenant and/or Tenant’s Contractors obtain all required signoffs from the applicable governmental department or bureau and do all further work necessary to obtain same (e.g., air balancing of HVAC system) [the failure to obtain such signoffs under this section (h) being an Event of Default hereunder]; and (i) that Tenant promptly shall pay for Tenant’s Work in full, to the extent payable under any contract with respect to Tenant’s Work between Tenant and any third party hereunder (including Tenant’s Contracts), and to the extent that such payment is not the responsibility of Landlord, Tenant shall provide for the removal and/or bonding of any lien to attach to the Demised Premises or the Land and/or Building (such requirement being subject to all the terms set forth in Section 22 herein).

F.                                      In the event that the “hard” cost of any of Tenant’s Contracts shall exceed $25,000.00, in addition to complying with all other provisions hereof, Tenant shall ensure that such Tenant Contract is in assignable form, providing for the completion of all work, labor and materials necessary to complete Tenant’s Work in accordance with Tenant’s Plan; to be effective upon any termination of this Lease or upon Landlord’s re-entry upon the Premises following an Event of Default prior to the complete performance of such Tenant’s Contract.

G.                                    Tenant shall (or require Tenant’s Contractors to) submit a set of “as built” construction documents as digital files to Landlord within one hundred twenty (120) days of completion of Tenant’s Work. Failure to deliver such documents shall be an Event of Default following twenty (20) days written notice to Tenant and failure to submit such “as builts” within said period.

H.                                   Tenant’s Work will not be considered complete until all required governmental signoffs and permits (including, without limitation, Department of Buildings, fire alarm, plumbing, mechanical, electrical, sprinkler, signage, equipment use permits and public assembly permits) are filed with the Department of Buildings and all controlled inspection of air conditioning systems are made. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord is holding funds pursuant to a Tenant Improvement Allowance or Tenant Extra Work (as may be set forth in Exhibit E hereinafter), Landlord shall retain ten percent (10%) of any final distribution to Tenant (or Tenant’s Contractor, as the case may be) until all required signoffs and permits, as set forth herein, are obtained.

I.                                        Any Tenant Improvements being performed by Tenant pursuant to Exhibit “E” of this Lease shall be Tenant’s Work and shall be subject to all of the terms and conditions of this Lease.

J.                                        Tenant, at its sole cost and expense, immediately after the Commencement Date of this Lease, shall obtain all necessary permits and approvals to commence to do, and thereafter diligently and in good faith, complete, all work and make all installations and repairs, if any, necessary to enable it to conduct its business in the Demised Premises. The foregoing work shall be deemed “Tenant’s Work” as defined in Section 54 of this Lease and, as such, shall be performed in accordance with the terms and conditions of this Lease with respect to Tenant’s Work.

55.                               Cleaning / Security Service.

A.                                    Tenant agrees that it will independently contract (with a contractor reasonably approved by Landlord) for the removal of all rubbish, refuse, garbage and waste from the Demised Premises other than ordinary quantities thereof. The removal of such rubbish, refuse, garbage and waste shall be subject to such rules and regulations as, in the reasonable judgment of Landlord, are necessary for the proper operation of the Building, provided the same are uniform, and nondiscriminatory. Tenant further agrees not to permit the accumulation (unless in concealed metal or plastic containers) of any rubbish or garbage in, on or about any part of the Demised Premises and not to permit any garbage or rubbish to be stored, collected or disposed of from the Demised Premises other than during the hours from 7:00 p.m. to 6:00 a.m. All of Tenant’s garbage and refuse shall be stored in a designated storage area within the Demised Premises. Tenant shall not encumber or obstruct, or permit to be encumbered or obstructed, the street and sidewalk adjacent to or abutting upon the Demised Premises. Tenant also agrees that no supplies or deliveries, nor any of Tenant’s refuse or rubbish, shall be kept or permitted to be kept in any area outside of the Demised Premises.

B.                                    Tenant covenants that Tenant shall, at its own cost and expense, keep the Demised Premises free and clear of any odor, rats, mice, insects and other vermin. If, in Landlord’s reasonable judgment, Tenant shall fail to prevent such odors and/or infestation, Landlord may, but shall not be obligated to, employ an exterminator or other service, and the cost and expense incurred by Landlord for such exterminator or other service shall be repaid to Landlord by Tenant, on demand, and such amounts so repayable shall be considered as Additional Rent.

C.                                    Landlord shall have a security guard and/or attendant in the Building at all times. At any time, Tenant shall comply with and Landlord shall have the right to implement (or change, as applicable) any procedure and/or to take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants.

56.                               Incentive Programs.

A.                                    Tenant and Landlord hereby acknowledge that each party has entered into this Lease with the expectation that either party may qualify for (or has qualified) and receive (or has received), as applicable and as the case may be, certain benefits in connection with the following programs: (collectively, the “Incentive Programs”): (i) Title 4 of Article 4 of the New York Real Property Tax Law (herein called the “Commercial Revitalization Program”); (ii) the Industrial and Commercial Incentive Program (the “ICIP”); (iii) the Lower Manhattan Energy Program (“LMEP”); and (iv) any other similar or dissimilar programs for which either Landlord or Tenant or all or any portion of the Project may qualify (or has qualified) at any time or times during the Lease Term. Landlord and Tenant hereby agree to provide each other with such cooperation as may reasonably be requested by the other party (collectively, “Incentive Cooperation”) to assist said party in obtaining and/or retaining any incentives, abatements, exemptions, subsidies, energy discounts, refunds or payments that may be available to said party in connection with the Incentive Programs with respect to the Project or any portion thereof, including, without limitation, the Demised Premises (collectively, “Incentives” or “Incentive”). Landlord shall pass on any benefit that Landlord receives under the LMEP to the Tenant.

B.                                    In the event that work is performed or is to be performed which makes the Commercial Revitalization Plan applicable to this Lease, Tenant agrees that, during the term of this Lease, it shall comply with all of the terms and conditions of the Commercial Revitalization Plan. With respect to the Commercial Revitalization Program, it is understood and agreed that: (i) unless otherwise defined in this Lease, all terms used herein shall have the meanings ascribed to them in Commercial Revitalization Program and (ii) Tenant’s percentage of occupancy shall mean and be the same as Tenant’s Percentage.

C.                                    In the event that work is performed or is to be performed which makes the Commercial Revitalization Plan applicable to this Lease, Tenant agrees to execute, deliver and file, an application (the “Abatement Application”) for a certificate of abatement in accordance with the Commercial Revitalization Plan in a timely manner. Tenant further agrees to promptly provide all other information required by the Department of Finance pursuant to the Commercial Revitalization. For so long as Landlord continues to be eligible (or would continue to be eligible but for Tenant’s failure to comply with its obligations under this Lease including, without limitation, this Section 56) for the benefits under the Commercial Revitalization Program with respect to the Premises, Tenant agrees to timely execute, deliver and file annually a certificate of continuing eligibility in accordance with Commercial Revitalization Program.

D.                                    Tenant hereby acknowledges and agrees that (i) notwithstanding anything to the contrary contained in this Lease, the Base Rent reserved under this Lease represents a rental that has been reduced by the Anticipated CRP Benefits (hereinafter defined), which reduced Base Rent Landlord is willing to accept in consideration of Tenant’s agreement to comply with all of its obligations under this Lease (including, without limitation, the terms of this Article 56); (ii) notwithstanding anything to the contrary contained herein or in the Commercial Revitalization Plan, all or any portion of the Anticipated CRP Benefits actually received by Landlord in connection with this Lease shall be retained by Landlord (regardless of whether or not such Anticipated CRP Benefits are larger or smaller than anticipated); and (iii) for purposes of the Commercial Revitalization Plan, Landlord shall be deemed to have reduced the Base Rent payable by Tenant under this Lease by the full amount of any Anticipated CRP Benefits actually received by Landlord in connection with this Lease. For purposes hereof, the term “Anticipated CRP Benefits” shall mean the full aggregate amount of the real estate tax abatement that would be available under the Commercial Revitalization Plan.

E.                                     Landlord hereby informs Tenant that:

(i)                                     An application for abatement of real property taxes pursuant to Title4 of Article 4 of the New York Real Property Tax Law will be made for the Demised Premises;

(ii)                                  A qualification for the Commercial Revitalization Plan is that at least $5, $10 or $35 per square foot must be spent on improvements to the Premises and the common areas, the amount being dependant on the length of this Lease and the number of Tenant employees; and

(iii)                               All abatements granted will be revoked if, during the benefit period, real estate taxes, water or sewer charges or other lienable charges are unpaid for more than one year, unless such delinquent amounts are paid, as provided for in the relevant law.

F.                                      Tenant shall promptly pay to Landlord, as Additional Rent hereunder, the amount of all or any portion of the Anticipated CRP Benefits that either (x) are not received by Landlord or (y) are received by Landlord and are thereafter revoked, in either case, as the result of the act or omission of Tenant or its agents or employees or Tenant’s failure to comply with the provisions of this Lease (including, without limitation, the provisions of this Section), together with any interest and/or penalties imposed against Landlord in connection with any such revoked Anticipated CRP Benefits.

G.                                    Landlord hereby agrees to (i) cooperate with Tenant’s efforts to file the Abatement Application and continuing eligibility certificates and (ii) execute and file any necessary applications to enable Landlord to qualify for any other Incentive Program applicable to the Premises. Notwithstanding anything to the contrary contained herein: (i) Tenant acknowledges that Landlord has made no warranty or representation as to the extent, if any, that Landlord or Tenant will qualify or benefit from any of the programs set forth in this Section and (ii) in the event that either: (x) Landlord or Tenant fails to qualify (in whole or in part) for any of such programs, (y) Landlord or Tenant is subsequently disqualified in whole or in part for any of such programs and/or (z) the amount of benefits available to Landlord or Tenant under such programs becomes reduced, unfounded or otherwise unavailable to Landlord or Tenant, then, in either case, Landlord shall have no liability to Tenant and Tenant’s obligations under this Lease shall not be reduced, excused or otherwise affected.

H.                                   Notwithstanding anything herein to the contrary, it is understood and agreed that, although the Taxes for the Building may be subject to certain refunds, credits, abatements, deferrals or exemptions under any applicable Incentive Programs, Tenant shall pay throughout the Lease Term Tenant’s Percentage of any increase in Taxes over the Base Taxes, in accordance with Article 4 of this Lease, without taking any such refunds, credits, abatements, deferrals or exemptions for either the Base Tax Year or subsequent years into consideration (except with respect to a tax appeal by Landlord, as may be provided for in this Lease).

I.                                        (i)                                     Notwithstanding the foregoing, Landlord and Tenant acknowledge that neither Landlord nor Tenant is required to spend money for improvements to the Premises pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Article 56, provided that Tenant is not then in monetary default or material nonmonetary default of any terms, conditions or covenants of this Lease and that Tenant is not in stipulation of settlement with Landlord, if, to the extent that Landlord actually receives a real estate tax abatement in connection with the Tenant’s application to and compliance with the Commercial Revitalization Plan with respect to the Premises, Tenant shall receive a credit against the Rent equal to the actual amount of the real estate tax abatement that Landlord receives under the Commercial Revitalization Plan in connection with the Tenant’s application to the Commercial Revitalization Plan with respect to the Premises (less an amount equal to any fees and expenses incurred by Landlord in connection the same, if any) [hereinafter referred to as the “CRP Credit”]. In the event that, at any time after Tenant is given such CRP Credit, all or any portion of the Anticipated CRP Benefits that are received by Landlord are thereafter revoked as the result of the act or omission of Tenant or its agents or employees or Tenant’s failure to comply with the provisions of this Lease (including, without limitation, the provisions of this Article 56), Tenant shall pay to Landlord, within twenty (20) days after demand, the amount of said CRP Credit together with any interest and/or penalties imposed against Landlord in connection with any such revoked Anticipated CRP Benefits.

(ii)                                      Provided that Tenant is not then in monetary default or material nonmonetary default of any terms, conditions or covenants of this Lease and that Tenant is not in stipulation of settlement with Landlord, then, in the event that Landlord does not receive the Anticipated CRP Benefits (and, consequently, Tenant does not receive the CRP Credit from Landlord pursuant to Section 56(I)(i) above) because sufficient money has not been spent on improvements to the Premises and the common areas to qualify under the Commercial Revitalization Plan, then, at the end each Lease Year, Landlord shall provide Tenant with a credit against the Rent equal to the amount of the CRP Credit that would have otherwise been received in connection with the Premises for the applicable Lease Year, if any, (“Alternative CRP Credit”). Notwithstanding anything to the contrary contained in this Lease, in the event that Tenant receives the Alternative CRP Credit as provided for in this paragraph, then (a) all or any portion of the real estate tax abatement subsequently received under the Commercial Revitalization Plan actually received by Landlord in connection with this Lease shall be retained by Landlord (regardless of whether or not such actual abatement is larger or smaller than anticipated); and (b) for purposes of the Commercial Revitalization Plan, Landlord shall be deemed to have reduced the Base Rent payable by Tenant under this Lease by the full amount of any benefits actually received by Landlord in connection with this Lease.

57.                               Letter of Credit. Amending and/or supplementing the provisions of Articles 1.9, 3.1, 3.4 and 19.6 of the Lease:

A.                                    Upon the execution of this Lease, Tenant shall either (i) deposit in cash a security deposit of $365,117.28, or (ii) deliver to Landlord and shall, except as otherwise provided herein, maintain in effect at all times during the Lease Term hereof, an irrevocable, self-renewing letter of credit, in substantially the form that is attached to this Lease as Exhibit “J” in the amount of $365,117.28 (such letter of credit is hereinafter referred to as a “Letter of Credit”). The Letter of Credit shall be issued by a banking corporation reasonably satisfactory to Landlord and having its principal place of business or its duly licensed branch or agency in the City and State of New York. The Letter of Credit shall: (i) be clean, irrevocable, unconditional and non-negotiable, except by Landlord; (ii) be for an initial term of not less than one (1) year; (iii) provide that Landlord shall be entitled to draw upon the Letter of Credit upon presentation of a sight draft; and (iv) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year, each year during the term of this Lease, and for a thirty (30) day period thereafter unless the bank shall notify Landlord and Landlord’s attorneys by registered mail, return receipt requested, not less than thirty (30) days preceding the then expiration date of the Letter of Credit, that the bank elects not to renew such Letter of Credit, in which event Landlord shall have the right, by sight draft presented to the bank, to receive the monies represented by the then existing Letter of Credit and to hold and apply such proceeds in accordance with the provisions hereof. In the event that Landlord uses, applies or retains any portion of the proceeds of the Letter of Credit as permitted by this Lease, Tenant shall forthwith restore the amount so applied or retained in cash or by good certified check so that, at all times (except as otherwise provided for in this Lease), subject to the provisions herein set forth, the amount of the Letter of Credit or cash security, as the case may be, shall be $365,117.28, or such other amount as provided for hereinafter.

B.                                    In the event Tenant defaults in the respect of any of the terms, provisions, covenants and conditions of this Lease beyond applicable notice and cure periods, including but not limited to, the payment of annual Base Rent, Additional Rent and any additional charges due hereunder, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Annual Base Rent, Additional Rent or other charges or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s Event of Default in respect of any of the terms, provisions, covenants, and conditions of this Lease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. To insure that Landlord may utilize the security represented by the Letter of Credit in the manner, for the purposes and to the extent provided herein, each Letter of Credit shall provide that the full amount thereof may be drawn down by Landlord upon the presentation to the issuing bank of Landlord’s draft drawn on the issuing bank accompanied by the signed memorandum of Landlord indicating in substance the basis for Landlord’s charge against the Letter of Credit. A copy of such memorandum shall be simultaneously furnished to Tenant; provided, however, that such memorandum as so presented shall be absolutely binding and unconditional on said issuing bank. Landlord’s right to draw down under said Letter of Credit shall, upon such presentation, also be absolute as against Tenant.

C.                                    In the event that Tenant defaults, after notice and the opportunity to cure as provided for in the Lease, with respect of any of the terms, provisions, covenants and conditions of this Lease and Landlord utilizes all or any part of the security represented by the cash security deposit or the Letter of Credit but does not terminate this Lease as provided herein, Landlord may in addition to exercising its rights as provided herein, retain the un-applied and unused balance of the principal amount of the cash security deposit or the Letter of Credit as security for the faithful performance and observance by Tenant thereafter of the terms, provisions and conditions of this Lease and may use, apply or retain the whole or any part of said balance to the extent required for payment of Base Rent, Additional Rent or other Tenant charges, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or be required to expend by reason of Tenant’s default in respect to any of the terms, covenants, and conditions of this Lease. In the event Landlord applies or retains any portion or all of the security delivered hereunder, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall not be less than the security required by the first paragraph hereof or such adjusted amount as may be set forth hereinafter.

D.                                    Except as otherwise provided for herein, in the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be promptly returned to Tenant after the Expiration Date and upon delivery of entire possession of the Premises to Landlord as required under this Lease. In the event of an assignment of this Lease or other transfer by Landlord, Landlord shall have the right to transfer any interest it may have in the security to the assignee and Landlord shall thereupon be released by Tenant from all liability for the return of such security, provided such assignee assumes in writing any responsibilities of Landlord with respect to such security, and Tenant agrees to look solely to the new Landlord for the return of said security; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord.

E.                                     If at any time the issuer bank shall fail to honor the sight draft of Landlord (or its successor-in-interest) on demand, or the issuer fails to remain a member of the New York Clearing House Association or its assets shall become less that $500 million, Landlord may demand of Tenant that Tenant replace such Letter of Credit with its cash equivalent or with a Letter of Credit from a commercial bank reasonably acceptable to Landlord, at Landlord’s option, and Tenant shall replace same within ten (10) business days thereafter.

F.                                      Time is of the essence with respect to all the dates and time period herein within which Tenant and any issuer of a Letter of Credit may pay and/or perform. In the event Landlord improperly draws on the Letter of Credit, then upon it being determined that such draw down was improper, Landlord shall immediately pay Tenant the amount improperly drawn.

G.                                    Notwithstanding anything to the contrary contained in this Lease, in the event that Tenant has deposited the Security Deposit in the form of a Letter of Credit and provided that (a) this Lease is in full force and effect and Tenant shall not have been in an Event of Default of this Lease, (b) Tenant shall have made all payments of Base Rent and Additional Rent payable under this Lease in a timely manner, (c) the Letter of Credit has not already been reduced and (d) Tenant provides Landlord with a written request not more than thirty (30) business days prior to the end of the first (1st) Lease Year, Tenant may provide to Landlord (and Landlord shall promptly thereafter execute and deliver to Tenant, if necessary) such instruments and authorizations, as may be reasonably required by the issuer of the Letter of Credit to reduce the face amount thereof from $365,117.28 to $243,411.52 as of the beginning of the second (2nd) Lease Year of the Lease Term. For purposes of this Article 57 and Section 3.4B of this Lease, payments of Base Rent and Additional Rent shall not be deemed to have been made in a timely manner if such payments are made more than ten (10) days after such payments become due and payable more than once in any twelve (12) month period. Notwithstanding anything to the contrary contained above, the Letter of Credit shall not be reduced without the prior written consent of the Landlord pursuant to the terms and conditions of this Agreement.

58.                               Entire Agreement. This Lease constitutes the entire agreement between the parties and there is no other agreement between the parties relating in any manner to the Project.

-SIGNATURE PAGE FOLLOWS. THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.-

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

TENANT:

SHUTTERSTOCK IMAGES LLC

By:	/s/ Jon Oringer

Print name:	Jon Oringer
Title:	Chief Executive Officer

Date Executed:	11/11/08

By the execution and delivery of this Lease, Tenant has made and shall be deemed to have made a continuous and irrevocable offer to lease the Premises for a period of fifteen (15) business days from Landlord’s receipt of this Lease as executed by the Tenant, on the terms contained in this Lease, subject only to acceptance by Landlord (as evidenced by Landlord’s signature hereon), which Landlord may accept in its sole and absolute discretion.

LANDLORD:

WELLS 60 BROAD STREET, LLC,
a Delaware limited liability company

By:	Piedmont Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

	By:	/s/ George Wells
George Wells
Senior Vice President

Date Executed:		11/14/08

EXHIBIT “A”

FLOOR PLAN

Block: 24
Lot: 1

EXHIBIT "A"

FLOOR PLAN

BEAVER STREET
BROAD STREET

30th Floor

NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OF THE INFORMATION CONTAINED HEREIN AND THE SAME IS SUBMITTEDSUBJECT TO ERRORS, OMISSIONS, CHANGES OR OTHER CONDITIONS.

EXHIBIT “B”

MEMORANDUM CONFIRMING TERM

THIS MEMORANDUM (“Memorandum”) is made as of Novemer6, 2008 between WELLS 60 BROAD STREET, LLC (“Landlord”) and SHUTTERSTOCK IMAGES LLC (“Tenant”), pursuant to that certain Lease Agreement between Landlord and Tenant dated as of November 6, 2008 (the “Lease”) for the Premises located at 60 Broad Street, New York, New York 10004 (the “Premises”), and more particularly described in the Lease. All capitalized terms used herein shall have the meanings ascribed to them in the Lease.

1.  Landlord and Tenant hereby confirm that:

(a)                                 The Commencement Date of the Lease Term is December 1, 2008;

(b)                                 The Expiration Date of the Lease Term is November 30, 2013; and

(c)                                  The Rent Commencement Date is as of March 1, 2009.

2.                                      Tenant certifies that:

(a)           Tenant has fully inspected the Premises and found the same to be as required by the Lease, and all conditions under the Lease to be performed by Landlord have been satisfied. Any work, Landlord’s Work and Tenant Improvements required to be performed by Landlord have been completed in accordance with the provisions of the Lease.

(b)           Tenant has accepted and is in full and complete possession of the Premises.

(c)           The Lease is in full force and effect and constitutes the entire agreement with respect to Tenant’s occupancy of the Premises.

(d)           There are no defaults by Landlord under the terms of the Lease and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by Landlord under the Lease.

3.  This Memorandum shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date first set forth above.

LANDLORD:		TENANT:

WELLS 60 BROAD STREET, LLC,		SHUTTERSTOCK IMAGES LLC
a Delaware limited liability company

By:	Piedmont Operating Partnership, L.P.,	By:
	a Delaware limited partnership, its sole member	Print name: Jon Oringer
Title: Chief Executive Officer

By:
Print name: George Wells
Title: Senior Vice President

EXHIBIT “C”

RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Building, Land, Premises and Common Facilities (collectively, the Project). All terms not otherwise defined hereinafter shall have the meaning ascribed to them in the Lease.

1.                                      Except as otherwise may be provided for in the Lease, no sign, door plaque, directory strip, advertisement or notice shall be displayed, painted or affixed in or on any part of the outside or inside of the Project, without the prior written consent of Landlord and then only of such color, size, character, style and material, and in such places as shall be approved and designated by Landlord. Signs on entrance doors to the Premises and directories shall be placed thereon by a contractor designated by Landlord and shall be paid for by Tenant.

2.                                      No additional locks or bolts of any kind shall be placed on any door and no changes shall be made to the existing locks or bolts, without the prior written consent of Landlord. Tenant shall provide Landlord with duplicate set of all keys (or other methodology) for such additional door locks permitted by Landlord.

3.                                      No blocking or obstruction any of the entries, passages, doors, elevators, elevator doors, corridors, hallways or stairways shall be permitted. Such areas shall be used strictly for ingress or egress purposes.

4.                                      The placement or installation of solar reflective film, drapes, curtains, blinds, shades, screens, furniture, fixtures, shelving, display cases, tables, lights, signs or advertising devices in front of, or in the proximity of any interior or exterior window, glass panel or glass door that provides a view into the interior of the Building and/or Premises shall be strictly prohibited, unless same shall have first been approved in writing by Landlord.

5.                                      Movement in or out of the Building of furniture or office equipment, or dispatch or receipt of any bulky material, merchandise or materials that requires the use of elevators or stairways, or movement through the Building entrances or lobby, shall be restricted to such hours as Landlord shall designate. All such movement of materials shall be under the supervision of Landlord and in the manner agreed upon and prearranged between Tenant and Landlord. Tenant shall assume all risks as to the damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from the time of entering the Project to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from, and act in connection with such service performed for Tenant.

6.                                      Tenant shall notify the Building manager when safes or other heavy equipment are to be taken in or out of the Building, and performed under the supervision of Landlord. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord.

7.                                      The use of any hand trucks (except with rubber tires and side guards) in the delivery or receipt of merchandise, by either by Tenant or by jobbers or others, is prohibited.

8.                                       All contractors and/or technicians performing work for Tenant, shall be referred to Landlord for approval before performing such work. This shall apply to all work (not just Tenant’s Work), including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceilings or equipment. Should Tenant require telegraphic, telephone, annunciator or other communication service, Landlord will direct the electrician where, when and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall direct.

9.                                       All doors leading to the Premises from any corridors, passage or hallway shall be kept closed at all times, except for normal ingress and egress purposes.

10.                                 Before leaving the Premises unattended, all doors shall be closed and all utilities shut off.

11.                                 Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

12.                                 Tenant shall not permit any equipment or device within the Premises which will impair radio or television broadcasting or reception from or in the Project.

13.                                 No fish, fowl, reptile, insect, dogs (except for seeing-eye dogs for an individual’s use) or animal of any kind whatsoever shall be permitted into the Building, without the prior written consent of Landlord.

14.                                 Tenant shall not bring onto the Project any inflammable, combustible or explosive fluid, chemical, material or substance or Hazardous Material, without the prior written consent of Landlord.

15.                                 No portion of the Project shall be used for manufacturing, public sales, or for the storage of merchandise, or for the sale of merchandise, goods or property of any kind, or auction, without the prior written consent of Landlord.

16.                                 Tenant shall keep the Premises neat and clean. Tenant shall not employ any person for the purposes of such cleaning other than the cleaning and maintenance personnel approved by Landlord.

17.                                 In the event Tenant must dispose of crates, boxes, etc., which will not fit into office wastepaper baskets, it will be the responsibility of Tenant to request special services from Landlord, at Tenant’s expense. In no event shall Tenant set such items in the public hallways or other areas of Project for disposal.

18.                                 Tenant will be responsible for any damage to the Premises, including carpeting and flooring, as a result of rust or corrosion of file cabinets, roller chairs, metal objects, or spills of any type of liquid.

19.                                 Canvassing, soliciting and peddling in the Building or any portion of the Project is strictly prohibited and Tenant shall cooperate to prevent the same; Tenant promptly reporting such activities to Landlord.

20.                                 Solicitation of business and/or distribution of handbills, flyers or other advertising matter inside or outside the Project shall be prohibited.

21.                                 Landlord will not be responsible for lost or stolen personal property, equipment, money or any article taken from the Premises or any portion of the Project, regardless of how or when such loss occurs.

22.                                 No vending machine of any description shall be installed, maintained or operated upon the Premises, without the prior written consent of Landlord.

23.                                 Tenant shall not be permitted to go upon the roof of the Building, without the written consent of the Landlord.

24.                                 Tenant shall not install any antenna or aerial wires, radio or television equipment, or any other type of equipment, inside or outside of the Building, without Landlord’s prior written consent, and upon such terms and conditions as may be specified by Landlord in each and every instance.

25.                                 Tenant shall not advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto, use the name of the Building or Project for any purpose other than that of the business address of Tenant, or use any picture or likeness of the Building or Project, or use the Building or Project name in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material, without prior express written consent of Landlord in each and every instance.

26.                                 Landlord reserves the right to close the Building to the public at 6:00 p.m., Monday through Friday, and at 1:00 p.m. on Saturday (or at any other time in the event of emergencies), subject however, to Tenant’s rights to admittance under regulations prescribed by Landlord, and to reasonably require that persons entering the Building identify themselves and establish their right to enter or to leave the Building. Landlord shall in no case be liable for damages for the admission to or exclusion from the Building of any person whom Landlord has the right to exclude hereunder. Tenant’s officers, agents, servants and employees shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between Landlord and Tenant with respect thereto. Tenant shall be responsible for all persons for whom Tenant requests such permission, and shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building, at any time, shall in the judgment of the Landlord be prejudicial to the safety, character, reputation and interest of the Project or its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Project during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants of the Project and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object from the Premises to exhibit a pass from Tenant, but the establishment and enforcement of such requirements shall not impose any responsibility on Landlord for the protection of Tenant against the removal of property from the Premises. Landlord shall in no way be liable to Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Premises or the Project under the provisions hereof.

27.                                 Smoking is prohibited in all areas of the Building.

28.                                 Any additional services not required under the Lease to be performed by Landlord, which Tenant requests Landlord to perform and which are performed by Landlord, shall be billed to Tenant at Landlord’s cost plus Landlord’s markup.

29.                                 Tenant shall not clean nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of any applicable law.

30.                                 Freight elevator use during Regular Business Hours shall be restricted to three (3) trips between applicable floors and shall only be with Landlord’s prior approval. However, all move-ins and move-outs shall be performed after Regular Business Hours and weekends only, with Tenant being responsible for the Building’s customary freight elevator usage fees (on a per hour basis). A four (4) hour minimum shall be assessed on weekends and holidays. Furniture placed on top on the elevator car shall be strictly prohibited.

31.                                 Any installments of two-way communication devices (e.g., door buzzers) in public corridors shall be approved by Landlord, in writing.

EXHIBIT “D”

SPECIAL PROVISIONS

None

EXHIBIT “E”

INTENTIONALLY DELETED

EXHIBIT “F”

GUARANTY OF LEASE OBLIGATIONS

FOR VALUE RECEIVED and in consideration for the leasing of the premises located at the thirtieth (30th) floor at 60 Broad Street, New York, New York 10004 (the “Premises”) by Wells 60 Broad Street, LLC (“Landlord”) to Shutterstock Images LLC (“Tenant”), as said Premises are more accurately described in the lease therefor of even date herewith (the “Lease”) and as an inducement to Landlord to enter into the Lease with Tenant, the undersigned (hereinafter, “Guarantor”) does hereby unconditionally and irrevocably guaranty to Landlord, its successors and assigns (i) the full payment of all Base Rent and Additional Rent due under the Lease and (ii) performance of all other obligations of Tenant as provided for in the Lease on Tenant’s part to be performed.

The obligations of Guarantor under this Guaranty are absolute and unconditional and is a guarantee of payment and performance, not of collection. The obligations of Guarantor hereunder shall remain in full force and effect without regard to any circumstance or condition, including, without limitation, (i) any renewal, modification or extension of the Lease; (ii) any assertion, exercise or non-exercise by Landlord of any right or remedy available to Landlord under the Lease, at law or in equity; (iii) any transfer by Landlord or Tenant in respect of the Lease or any interest in the Premises (e.g., assignment, sublease, sale); and (iv) any bankruptcy, insolvency, receivership, reorganization, dissolution, liquidation or other like proceeding involving or affecting Landlord or Tenant or their obligations or any action taken by any trustee or receiver of Landlord or Tenant or by any court in any proceeding. Neither Guarantor’s obligations under this Guaranty or any remedy for enforcement thereof, shall be impaired, modified or limited in any manner whatsoever by any impairment, modification, waiver or discharge resulting from the operation of any present or future operation of any present or future provision under the National Bankruptcy Act or any other statute or decision of any court.

Guarantor hereby waives presentment and demand for payment, notice of non-payment or non-performance and any other notice or demand to which Guarantor may otherwise be entitled. Guarantor hereby covenants and agrees that Guarantor may be joined in any action against Tenant, in connection with the Lease, and that recovery may be had against Guarantor in such action without Landlord first pursuing or exhausting any other security or remedy against Tenant, its successors or assignees. Guarantor also agrees that, if permitted by law, it will be conclusively bound by a judgment in any action by Landlord against Tenant (wherever brought) as if Guarantor were a party to such action even though the Guarantor is not joined as a party in such action. Guarantor further agrees that its liability under this Guaranty shall be primary and that in any right of action which may accrue to Landlord under the Lease, Landlord may, at its option, proceed against Guarantor without having commenced any action against or having obtained any judgment against Tenant.

Guarantor hereby waives all right to trial by jury in any action or proceeding hereinafter instituted by Landlord to which the Guarantor may be a party. This Guaranty shall be governed by and construed under the laws of the State of New York. Guarantor shall pay all attorney’s fees, court costs and other expenses incurred by Landlord in enforcing or attempting to enforce this Guaranty provided that Landlord prevails in any said action.

All terms contained herein that are defined in the Lease shall retain their definition as provided for in said Lease. This Guaranty shall inure to the benefit of and may be enforced by Landlord, and its successors and assigns, and will be binding upon and enforceable against Guarantor and its successors, assigns, heirs and personal representatives, as the case may be. If there is more than one Guarantor hereunder, the Guarantors’ obligations hereunder shall be joint and several.

Notwithstanding the foregoing, the obligations of Guarantor may be terminated unilaterally by Guarantor at any time during the term of the Lease or thereafter; provided (a) Tenant surrenders the Premises to Landlord vacant, broom clean and in the condition as set forth in the Lease; (b) all Base Rent and Additional Rent due and owing through and including the date of surrender is paid in full; and (c) Tenant tenders the keys to the Premises to Landlord or its authorized agent. Upon satisfaction of the foregoing conditions, the Guarantor shall be released from all obligations under this Guaranty.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty this 11 day of November, 2008.

PRINT NAME:		Jon Oringer

SIGNATURE:		/s/ Jon Oringer

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF YORK	)

On the 11th day of November, 2008, before me, the undersigned, personally appeared Jon Oringer to me personally known or proved to me on the basis of satisfactory evidence to be the individual described in and who executed the within instrument; and thereupon acknowledged to me that he executed the same.

/s/ Michael Senz
Notary Public

MICHAEL SENZ
NOTARY PUBLIC-STATE OF NEW YORK
NO 01SE6114952
QUALIFIED IN NEW YORK COUNTY
MY COMMISSION EXPIRES AUGUST 30, 2012

EXHIBIT “G”

CLEANING SPECIFICATIONS

GENERAL CLEANING OFFICE AREAS - NIGHTLY - MONDAY THROUGH FRIDAY (HOLIDAYS EXCLUDED)

Dust sweep composition flooring with specially treated cloths.

Carpet sweep carpeted areas four (4) nights each week, spot clean carpets once each week and vacuum once each week, moving light furniture other than desks, file cabinets, etc.

Remove waste paper and waste materials to designated area in the Premises during evening hours using special junior carriages. Waste or rubbish bag shall be supplied to us by the Landlord.

Dust and wipe clean furniture, fixtures, desk equipment, telephones and windows sills with specially treated cloth, if accessible.

Dust baseboards, chair rails, trim, louvers, pictures, charts etc. within reach.

LAVATORIES — NIGHTLY

Sweep and wash flooring with approved germicidal detergent solution.

Wash and polish mirrors, powder shelves, bright work, etc., including flushometers, piping and toilet seat hinges.

Wash both sides of toilet seats, wash basin, bowls and urinals with approved germicidal detergent solution.

Dust partitions, tile walls, dispensers and receptacles.

Remove waste paper and refuse to a designated area in the Premises, during evening hours, using special janitor carriages.

Fill toilet tissue dispensers.

Fill towel and soap dispensers in public and ADA bathrooms with supplies furnished by Landlord.

PUBLIC AREAS - PERIODIC CLEANING

Elevator, stairway, office and utility doors on each floor will be checked for general cleanliness, removing finger marks as necessary.

Remove finger marks from metal partitions and other similar surfaces as necessary.

HIGH DUSTING

Do high dusting every three (3) months which includes the following:

Dust pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

Dust exterior of light fixtures.

Dust overhead pipes, sprinklers, etc.

Dust window frames.

LAVATORIES - PERIODIC CLEANING

Machine scrub flooring with approved germicidal detergent solution as necessary.

Wash partitions, tile walls and enamel surfaces with approved germicidal detergent solution once a month.

Dust exterior of lighting fixtures every three (3) months.

High dust once per month.

WINDOW CLEANING

Clean all perimeter office windows, both exterior and interior, two times a year weather permitting.

All window cleaning will be performed during the regular working hours of 7:00 a.m. to 3:30 p.m. Monday through Friday, excluding Saturdays and Sundays, and holidays.

No exterior window washing will be done on days of rain, sleet, or snow but will be performed as soon as possible thereafter.

SCHEDULE OF CLEANING

Night cleaning service shall be rendered five nights each week; Monday through Friday, except on holidays.

EXHIBIT “H”

MOISTURE AND MOLD MEMORANDUM

This Memorandum is entered into this 6th day of November, 2008 by SHUTTERSTOCK IMAGES LLC (“Tenant”).

TENANT AGREES AS FOLLOWS:

1.                                       Pursuant to that certain Lease Agreement dated as of November 6, 2008 (the “Lease”) by and between WELLS 60 BROAD STREET, LLC (“Landlord”) and Tenant, Tenant is leasing from Landlord the following premises: Entire rentable portion of the thirtieth (30th) floor at 60 Broad Street, New York, New York 10004 (the “Premises”), as more particularly described in the Lease.

2.                                       It is generally understood that mold spores are present essentially everywhere and that mold can grow in any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention. In signing this Memorandum, Tenant has first inspected the aforementioned Premises and certifies that Tenant has not observed mold, mildew or moisture within the Premises. Tenant agrees to immediately notify Landlord if Tenant observes mold/mildew and/or moisture conditions (from any source, including leaks), and Tenant agrees to allow management to evaluate and make recommendations and/or take appropriate corrective action. Tenant releases Landlord, its agents, representatives, members and employees from any liability for any personal injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew in or around the Premises. In addition, execution of this Memorandum constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its obligations under the Lease.

3.                                       This Exhibit shall be and is incorporated into the Lease between the Landlord and Tenant.

4.                                       Tenant acknowledges receipt of the Moisture and Mold Control Instructions, a copy of which is attached hereto, and which instructions are subject to modification, from time to time.

TENANT:

SHUTTERSTOCK IMAGES LLC

By:	/s/ Jon Oringer
Name: Jon Oringer
Title: Chief Executive Officer

MOISTURE AND MOLD CONTROL INSTRUCTIONS

It is important for you to know that exercising proper ventilation and moisture control precautions will help maintain your comfort and prevent mold growth in the Premises. Tenant should adopt and implement the following guidelines, to avoid developing excessive moisture or mold growth.

1.                                      Report any maintenance problems involving water, moist conditions, or mold to the Property Manager promptly and conduct its required activities in a manner which prevents unusual moisture conditions or mold growth.

2.                                      Do not block or inhibit the flow of return or make-up air into the HVAC system. Maintain the suite at consistent temperature and humidity level in accordance with the Property Manager’s instructions.

3.                                      Regularly conduct janitorial activities, especially in bathrooms, kitchens, and janitorial spaces to remove mildew and prevent or correct moist conditions.

4.                                      Maintain water in all drain traps at all times.

EXHIBIT “I”

INTENTIONALLY DELETED

EXHIBIT “J”

FORM OF LETTER OF CREDIT

Irrevocable Letter of Credit Number	Date

Beneficiary:

Wells 60 Broad Street, LLC

c/o Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097

Attn: George Wells

Ladies & Gentlemen:

We hereby issue our irrevocable Letter of Credit in your favor, for the account of                                 (the “Applicant”) for an aggregate amount not exceeding U.S. Dollars                  and 00/100 **US$                     ** (the “Stated Amount”). This Letter of Credit is issued in support of that certain Lease, dated November 6, 2008, between Shutterstock Images LLC (including all successors and/or assigns) and Wells 60 Broad Street, LLC, as landlord (the “Supported Lease”). Funds are available to the Beneficiary hereunder against the presentation, at our office as stipulated herein, of Beneficiary’s appropriately completed Drawing Certificates in the form of Exhibit A or B attached hereto.

As used herein, the term “Beneficiary” shall mean the above named Beneficiary or any Transferee, named in a Transfer Instruction, submitted to and acted upon by                                   , as hereinafter provided for.

Drawing Certificates in the form of Exhibit A may be presented to us on or prior to December 31, 200   or any extended date as hereinafter provided for, (the “Expiration Date”). Drawing Certificates in the form of Exhibit B may be presented to us not earlier than thirty (30) days prior to and not later than the Expiration Date in effect at the time of presentation. [ANY FINAL EXPIRATION DATE MUST EXTEND 90 DAYS FOLLOWING EXPIRATION OF LEASE TERM]

If a Drawing Certificate is presented and received by us hereunder by 10:00 a.m. (New York City time) on a Business Day and provided that such Drawing Certificate conforms to the terms and conditions of this Letter of Credit, payment shall be made to the Beneficiary of the amount specified in the Drawing Certificate in immediately available funds, by not later than 4:00 p.m. on the same Business Day. If a Drawing Certificate is presented and received by us hereunder after 10:00 a.m. (New York City time) on any Business Day and provided that such Drawing Certificate conforms to the terms and conditions of this Letter of Credit, payment shall be made to the Beneficiary of the amount specified in the Drawing Certificate in immediately available funds by not later than 4:00 p.m. on the next Business Day. If a Drawing Certificate presented and received by us hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give the Beneficiary written notice, within one (1) Business Day of our receipt of such Drawing Certificate that the Drawing Certificate does not conform to the terms and conditions of this Letter of Credit stating the reasons therefore, and we will upon Beneficiary’s instruction hold any such Drawing Certificate at the disposal of or return same to the Beneficiary. Upon receipt of a notice that a Drawing Certificate does not comply with the terms and conditions of this Letter of Credit, the Beneficiary may attempt to correct any such non-conforming Drawing Certificate within the then current Expiration Date of the Letter of Credit.

As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banks in New York are authorized or required by law to close.

It is a condition of this Letter of Credit that the Expiration Date shall be deemed automatically extended, without amendment, for successive one year periods unless at least thirty (30) days prior to any Expiration Date we notify the Beneficiary (with a copies to (i) Wells 60 Broad Street LLC, 60 Broad Street, New York, New York 10004; Attn: Property Management Office, Property Manager and to (ii) Eric J. Sarner, 60 Broad Street, Concourse Level, New York, New York 10004) in writing by, at our option, registered mail or overnight courier of our intention not to extend the Expiration Date. Upon receipt of a non-extension notice, the Beneficiary may draw hereunder, for up to the then Stated Amount by means of a Drawing Certificate in the form of Exhibit B, attached hereto.

This Letter of Credit expires at, and all Drawing Certificates must be presented to, our office located at                         Attention:                                                  . [PLEASE INSERT ADDRESS, WHICH MUST BE WITHIN BOROUGH OF MANHATTAN, STATE OF NEW YORK].

Multiple drawings in the form of an Exhibit A Drawing Certificate are permitted. Only one drawing in the form of an Exhibit B Drawing Certificate is permitted. Upon our honoring any drawing in the form of an Exhibit B Drawing Certificate this Letter of Credit will terminate.

This Letter of Credit is transferable in its entirety (but not in part) and notwithstanding Article 48 of the Uniform Customs (as defined below), this Letter of Credit may be successively transferred. We shall not recognize any transfer of this Letter of Credit until (i) an executed Transfer Instruction in the form annexed hereto as Exhibit C is filed with us accompanied by the original of this Letter of Credit and amendments, if any. After any transfer of the Letter of Credit, the Drawing Certificates and Transfer Instruction must be issued and submitted to us by the then applicable beneficiary. Our transfer fee is    % and shall be charged to the Applicant’s account.

To effect a transfer, we shall at our option, either endorse this Letter of Credit in favor of the Transferee or issue a replacement Letter of Credit in favor of the Transferee in the form of this Letter of Credit.

We hereby undertake to promptly honor Drawing Certificates presented under and in compliance with the terms and conditions of this Letter of Credit upon due presentation to us.

This Letter of Credit sets forth in full our undertaking and such undertaking shall not in any way be modified, amplified or limited by reference to any document, instrument or agreement referred to herein except for the required Drawing Certificates and Transfer Instruction.

Except as expressly stated otherwise herein, this Letter of Credit is issued subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “Uniform Customs”). As to matters not governed by the Uniform Customs, this Letter of Credit is deemed issued under the Laws of the State of New York.

Communications with respect to this Letter of Credit, shall be in writing, and shall be addressed to us at the address shown above. All communications must make reference to our Letter of Credit number.

Very truly yours,

By:
Name:

Title:
Tel:

Exhibit A to Letter of Credit No:

Drawing Certificate

{BANK ADDRESS}

Re: Your Letter of Credit No.

Ladies and Gentlemen:

The undersigned, a duly authorized officer of                          , the Beneficiary of  the captioned Letter of Credit (the “Credit”), hereby certifies to                                           (the “Bank”) with regards to the Credit that:

1. The Beneficiary is the owner/landlord under the lease documents covering the property that is the subject of the Supported Lease.

2. A default under the Supported Lease has occurred and is continuing or the tenant under the Supporting Lease has filed for protection under the federal bankruptcy laws.

3. As a result of the default or the bankruptcy of Applicant, the Beneficiary hereby makes demand for payment of US$[amount to inserted] from the Bank under the Credit.

Payment of the above demanded amount is to be made in immediately available funds, by wire transfer, to the Beneficiary in accordance with the following payment instructions:

[ Insert Payment Instructions ]

In witness whereof, the Beneficiary has executed this Drawing Certificate on [date to be inserted].

[Name of Beneficiary on date of Drawing Certificate to be inserted]

By:
Name:

Exhibit B to Letter of Credit No.

Drawing Certificate

{BANK ADDRESS}

Re: Your Letter of Credit No.

Ladies and Gentlemen:

The undersigned, a duly authorized officer of                              , the Beneficiary of the captioned Letter of Credit (the “Credit”), hereby certifies to                                   (the “Bank”) with regards to the Credit that:

1. Beneficiary has received notice from the Bank that the Expiration Date of the Credit will not be extended beyond the current Expiration Date of [insert Expiration date in effect on the date of the Drawing Certificate]

2. Therefore the Beneficiary hereby demands payment of US$ [amount to inserted] under the Credit, from the Bank.

Payment of the above demanded amount is to be made in immediately available funds, by wire transfer, to the Beneficiary in accordance with the following payment instructions:

[ Insert Payment Instructions ]

In witness whereof, the Beneficiary has executed this Drawing Certificate on [date to be inserted].

[Name of Beneficiary on date of Drawing Certificate to be inserted]

By:
Name:

Exhibit C to Letter of Credit No.

Transfer Instruction

Date

{BANK ADDRESS}

Re: Your Letter of Credit No.

Ladies & Gentlemen:

For value received, the undersigned Beneficiary hereby irrevocably instructs you to transfer to:

(name of Transferee)

(address)

all rights of the undersigned Beneficiary under the above referenced Letter of Credit in its entirety.

By this transfer, all rights of the undersigned Beneficiary in the Letter of Credit are transferred, subject to the terms thereof, to the Transferee and the Transferee shall have the sole rights as Beneficiary thereof, including sole rights relating to any amendments, whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised direct to the Transferee without necessity of any consent of or notice to the undersigned Beneficiary.

The Letter of Credit is returned herewith, and we ask you to endorse the transfer on the reverse thereof and forward it directly to the Transferee with your customary notice of transfer or in exchange for this Letter of Credit to issue a new Letter of Credit in favor of the Transferee identical to this Letter of Credit and to forward the new Letter of Credit directly to the Transferee with your customary notice of transfer.

Very truly yours,

[Name of Beneficiary on date of Transfer Instruction to be inserted]

By:
Name:

The above signature is guaranteed and is in conformity to that on file with us as to the signer’s authorization to execute this document.

[Name of Authenticating Bank to be Inserted]

By:
Name:
Title: